Filed Pursuant to Rule 424(b)(5)
Registration No. 333-86672

Prospectus Supplement

(To prospectus dated August 16, 2002)

$150,000,000

Sonic Automotive, Inc.

4.25% Convertible Senior Subordinated Notes due 2015

Sonic Automotive, Inc. is offering $150,000,000 aggregate principal amount of its 4.25% Convertible Senior Subordinated Notes due 2015. The notes will bear interest at the rate of 4.25% per year, which interest rate shall be increased by 0.50% for all periods beginning after November 30, 2010. Interest on the notes is payable on May 31 and November 30 of each year, beginning on May 31, 2006.

The notes will mature on November 30, 2015, unless earlier converted, redeemed or repurchased by us. We may also, at our option, redeem some or all of the notes for cash at any time on or after November 30, 2010 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date.

The notes will be our unsecured senior subordinated obligations and rank junior in right of payment to all of our other existing and future senior indebtedness and equal in right of payment to all of our existing and future senior subordinated debt and senior to all future subordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries and accordingly the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Holders may convert their notes into cash and shares of our Class A common stock, if any, at a conversion rate of 41.4185 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment upon certain events, under the following circumstances: (1) subject to certain limitations, during a specified conversion period if the trading price for the notes falls below a specified threshold; (2) if we call the notes for redemption; or (3) upon the occurrence of certain corporate transactions. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation, plus shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation. In addition, on or after October 31, 2010, to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert the notes into cash and shares of our Class A common stock, if any, regardless of the foregoing circumstances. If certain corporate transactions occur on or prior to November 30, 2010, we will increase the conversion rate by a number of additional shares of Class A common stock or, in lieu thereof, we may under certain circumstances elect to adjust the conversion rate and the related conversion obligation so that the notes will be convertible into shares of the acquiring or surviving company, in each case as described in this prospectus supplement.

Holders may also require us to repurchase in cash some or all of the notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest up to but excluding the applicable repurchase date, on November 30, 2010 or, subject to specified exceptions, at any time prior to the notes’ maturity following a fundamental change as described in this prospectus supplement.

Our Class A common stock currently trades on the New York Stock Exchange under the symbol “SAH.” On November 17, 2005, the last reported sale price of our Class A common stock on the NYSE was $19.79 per share.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-13 of this prospectus supplement and page 2 of the prospectus.

	Per Note	Total
Public Offering Price(1)	98.125%	$147,187,500
Underwriting Discount	0.625%	$937,500
Proceeds, before expenses, to Sonic Automotive, Inc.(1)	97.500%	$146,250,000

(1)	Plus accrued interest from November 23, 2005, if settlement occurs after that date.

The underwriters may also purchase up to an additional $10,000,000 aggregate principal amount of notes within 13 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about November 23, 2005.

Joint Book-Running Managers

Banc of America Securities LLC JPMorgan	Merrill Lynch & Co.

The date of this prospectus supplement is November 18, 2005.

TABLES OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the offering and the notes. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we state otherwise, all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table of contents above. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains numerous “forward-looking statements” within the meaning of the Private Litigation Securities Reform Act of 1995. These forward-looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

•	future acquisitions or dispositions;

•	industry trends;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	our financing plans; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors which may cause actual results to differ materially from our projections include those risks contained in “Risk Factors” and elsewhere in this prospectus supplement and the filings made by us with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus supplement, as well as:

•	our ability to generate sufficient cash flows or obtain additional financing to support acquisitions, capital expenditures, our share repurchase program, and general operating activities;

•	the reputation and financial condition of vehicle manufacturers whose brands we represent, the financial incentives they offer and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers, which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements, and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, the level of consumer spending and consumer credit availability;

•	high competition in the automotive retailing industry, which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire; and

•	the timing of and our ability to successfully integrate recent and potential future acquisitions.

You should rely only on the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should not consider any information contained in or incorporated by reference into this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities solely on information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and nothing contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

This offer may be withdrawn at any time prior to the closing of the offering, and the offering is subject to the terms of this prospectus supplement and the accompanying prospectus.

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus supplement or accompanying prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus supplement or accompanying prospectus or for the offering.

Except as otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our,” “our company,” “the company” or “Sonic” means Sonic Automotive, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

Sonic Automotive, Inc.

We are one of the largest automotive retailers in the United States. As of November 15, 2005, we operated 174 dealership franchises, representing 37 different brands of cars and light trucks at 150 locations, and 38 collision repair centers in 15 states. Our dealerships provide comprehensive services including sales of both new and used cars and light trucks, sales of replacement parts, performance of vehicle maintenance, warranty, paint and collision repair services, and arrangement of extended service contracts, financing and insurance, vehicle protection products and other aftermarket products (collectively, “F&I”) for our automotive customers. Our brand diversity allows us to offer a broad range of products at a wide range of prices from lower priced, or economy vehicles, to luxury vehicles. We believe that this diversity reduces the risk of changes in customer preferences, product supply shortages and aging products. In addition, although vehicle sales are cyclical and are affected by many factors, including general economic conditions, consumer confidence, levels of discretionary personal income, interest rates and available credit, our parts, vehicle maintenance and collision repair services are not closely tied to vehicle sales and are not as dependent upon near-term vehicle sales volume. As a result, we believe the diversity of these products and services reduces the risk of periodic economic downturns.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Sonic Automotive, Inc.

Notes Offered

$150,000,000 aggregate principal amount of 4.25% Convertible Senior Subordinated Notes due 2015. We have also granted the underwriters an option to purchase up to an additional $10,000,000 aggregate principal amount of 4.25% Convertible Senior Subordinated Notes due 2015 from us.

Offering Price	Each note will be offered at a price of $981.25 per note, plus accrued interest, if any, from November 23, 2005.

Maturity	November 30, 2015, unless earlier converted, redeemed or repurchased.

Ranking

The notes will be our direct, unsecured, senior subordinated obligations and will rank junior in right of payment with all of our existing and future senior indebtedness and equal in right of payment with any other future senior subordinated indebtedness and senior to all future subordinated indebtedness of the company. The notes will not be guaranteed by any of our subsidiaries and accordingly the notes will be effectively junior to our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.

At September 30, 2005, we and our subsidiaries had approximately $689.7 million aggregate principal amount of consolidated debt excluding notes payable—floorplan. Assuming we had completed the offering and applied the net proceeds as contemplated in this prospectus supplement, as of September 30, 2005, the notes would have been subordinated or effectively subordinated to approximately $432.3 million of debt (excluding notes payable—floor plan) and equal in right of payment to approximately $130.1 million of debt.

Interest Payment

4.25% per year on the principal amount, payable semi-annually in arrears on May 31 and November 30 of each year, beginning May 31, 2006, which interest rate shall be increased by 0.50% for all periods beginning after November 30, 2010.

Conversion Rights

Holders may convert the notes into cash and shares of our Class A common stock, if any, at a conversion rate of 41.4185 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $24.14 per share), subject to adjustment, prior to the close of business on the business day immediately preceding stated maturity only under the following circumstances:

•

prior to October 31, 2010, during the five business day-period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 103% of the product of the closing price of our Class A common stock and the applicable conversion rate for the notes;

•	if we have called the notes for redemption and the redemption has not yet occurred;

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Transactions”; or

•	on or after October 31, 2010, to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert the notes into cash and shares of our Class A common stock, if any, regardless of the foregoing circumstances.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and Class A common stock, if any, delivered to you upon conversion. Once we have called the notes for redemption, you may surrender your notes for conversion until the close of business on the second business day prior to the redemption date.

Upon a surrender of your notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation with regard to those notes. We will deliver shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation as described under “Description of Notes—Conversion Procedures—Payment upon Conversion.”

If you elect to convert your notes in connection with certain corporate transactions that occur on or prior to November 30, 2010, we will increase the conversion rate by a number of additional shares of Class A common stock upon conversion as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

Optional Redemption

Prior to November 30, 2010, the notes will not be redeemable. On or after November 30, 2010, we may, at our option, redeem some or all of the notes in cash, at any time, upon at least 30 days’ notice at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to but not including the date of redemption.

Repurchase of Notes at the Option of the Holder

You may require us to repurchase for cash all or a portion of your notes on November 30, 2010 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest up to but not including, the date of repurchase.

Fundamental Change

If we undergo a fundamental change (as defined in this prospectus supplement) prior to maturity of the notes, you will have the right, subject to certain conditions, to require us to repurchase for cash all or a portion of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest up to but excluding the date of repurchase.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $146.0 million, or $155.7 million if the underwriters exercise their option to purchase additional notes in full. We intend to use the net proceeds to repay outstanding borrowings under our revolving credit facility, which may be reborrowed, and for general corporate purposes, which may include the repayment or reduction of other indebtedness, capital expenditures, working capital requirements and acquisitions. We also intend to use approximately $17.1 million (or approximately $18.2 million if the underwriters exercise in full their option to purchase additional notes) of the net proceeds for the net cost of the convertible note hedge and warrant transactions described below. See “Use of Proceeds” and “Purchase of Convertible Note Hedge and Sale of Warrants.”

Convertible Note Hedge and Warrant Transactions

In connection with the offering of the notes, we have entered into a convertible note hedge transaction with each of Bank of America N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. We have also entered into a warrant transaction with each of Bank of America N.A. and JPMorgan Chase Bank, National Association. These transactions are expected to reduce the potential dilution of our Class A common stock upon conversion of the notes and, from our perspective, increase the effective conversion price of the notes. We intend to use approximately $17.1 million of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge and warrant transactions.

In connection with hedging these transactions, Bank of America N.A. and JPMorgan Chase Bank, National Association or their respective affiliates:

•	entered into various derivative transactions with respect to our Class A common stock concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivatives and/or purchase or sell our Class A common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of notes).

These activities could impact the price of our Class A common stock and the notes. See “Risk Factors—The convertible note hedge and warrant option transactions may affect the value of the notes and our Class A common stock” and “Purchase of Convertible Note Hedge and Sale of Warrants.”

Sinking Fund	None.

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association

Book-Entry Form

The notes will be issued in book-entry form and will be represented by a global certificate or certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances.

Trading

The notes are a new issue of securities with no established trading market. While the underwriters have informed us that they intend to make an active public trading market in the notes, they are under no obligation to do so and may discontinue such activities at any time without notice. See “Underwriting.” Although the notes will be registered, the notes will not be listed on any securities exchange or included in any automated dealer quotation system. While the notes are expected to be designated for trading in the PORTAL market, we cannot assure you liquidity of the trading market for the notes or that an active public market will develop for the notes.

Trading Symbol for Our Class A Common Stock	Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “SAH.”

Risk Factors

You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus supplement before deciding whether to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The summary consolidated income statement data for the years ended December 31, 2002, 2003 and 2004 and the summary consolidated balance sheet data as of December 31, 2003 and 2004 are derived from Sonic’s Consolidated Financial Statements, which are incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2002 are derived from Sonic’s audited financial statements, which are not included or incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of September 30, 2004 are derived from Sonic’s unaudited interim financial statements, which are not included or incorporated by reference into this prospectus supplement. The summary consolidated income statement data for the nine months ended September 30, 2004 and September 30, 2005, and the summary consolidated balance sheet data as of September 30, 2005, are derived from Sonic’s unaudited interim financial statements, which are incorporated by reference into this prospectus supplement. In the opinion of management, these unaudited financial statements reflect all adjustments necessary for a fair presentation of Sonic’s results of operations and financial condition. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. This summary consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sonic’s Consolidated Financial Statements and the related notes thereto, incorporated by reference into this prospectus supplement.

Sonic has accounted for all dealership acquisitions using the purchase method of accounting and, as a result, does not include in the financial statements the results of operations of acquired dealerships prior to the date they were acquired. The “Summary Consolidated Financial and Operating Data” of Sonic discussed below reflects the results of operations and financial position of each of the dealerships acquired prior to September 30, 2005. As a result of the effects of our acquisitions, the “Summary Consolidated Financial and Operating Data” set forth below is not necessarily indicative of the results of operations and financial position of Sonic in the future or the results of operations and financial position that would have resulted had such acquisitions occurred at the beginning of the periods presented below.

The following financial data for all periods presented reflects Sonic’s September 30, 2005 classification of franchises between continuing operations and discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144: Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).

Year Ended December 31,	Nine Months Ended September 30,
2002	2003	2004	2004	2005
(dollars in thousands)
(unaudited)
Income Statement Data:
Revenues:
New vehicles	$3,733,834	$4,119,602	$4,376,745	$3,240,264	$3,617,330
Used vehicles	1,075,417	1,102,687	1,141,616	854,041	933,543
Wholesale vehicles	409,428	410,698	481,928	363,477	408,627

Total vehicle sales	5,218,679	5,632,987	6,000,289	4,457,782	4,959,500
Parts, service and collision repair	814,058	900,737	994,372	736,543	813,366
Finance, insurance and other	177,860	185,066	183,738	138,739	148,378

Total revenues	6,210,597	6,718,790	7,178,399	5,333,064	5,921,244
Cost of sales	5,236,728	5,691,117	6,075,848	4,512,242	5,017,470

Gross profit	973,869	1,027,673	1,102,551	820,822	903,774
Selling, general and administrative expense	736,054	811,904	867,532	642,670	704,600
Depreciation and amortization	7,507	10,890	16,304	11,468	13,086

Operating income	230,308	204,879	218,715	166,684	186,088
Other income/(expense):
Interest expense, floorplan	(20,249)	(20,116)	(25,866)	(18,150)	(28,465)
Interest expense, other	(40,810)	(41,480)	(42,436)	(31,277)	(34,445)
Other income/(expense)	3,315	(13,843)	48	62	22

Total other expense	(57,744)	(75,439)	(68,254)	(49,365)	(62,888)

Income from continuing operations before taxes and cumulative effect of change in accounting principle	172,564	129,440	150,461	117,319	123,200
Provision for income taxes	65,350	44,229	56,635	43,223	46,569

Income from continuing operations before cumulative effect of change in accounting principle	107,214	85,211	93,826	74,096	76,631
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(645)	(9,618)	(10,648)	(4,208)	(9,181)
Income tax benefit/(expense)	(5)	1,586	2,893	1,570	3,470

Loss from discontinued operations	(650)	(8,032)	(7,755)	(2,638)	(5,711)
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	(5,619)	—	—	—

Net income	$106,564	$71,560	$86,071	$71,458	$70,920

Ratio of earnings to fixed charges(a)	3.7	x	2.9	x	3.1	x	3.2	x	3.1	x
Margin Data:
Gross profit margin(b)	15.7%	15.3%	15.4%	15.4%	15.3%
New vehicles	8.0%	7.2%	7.3%	7.2%	7.1%
Used retail vehicles	10.8%	10.5%	10.4%	10.6%	10.7%
Parts, service and collision repair	47.6%	48.4%	48.7%	48.8%	49.0%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%	100.0%
Balance Sheet Data (at end of period):
Cash	$10,576	$82,082	$9,991	$—	$6,453
Inventories(c)	929,450	1,046,909	1,095,057	1,015,026	959,383
Total assets	2,375,308	2,686,229	2,901,611	2,784,443	2,780,948
Notes payable - floor plan(d)	850,162	996,370	1,050,858	925,356	853,212
Total long-term debt(e)	645,809	696,285	671,796	751,792	689,734
Stockholders’ equity	637,178	698,333	769,687	756,033	830,853
Other Data:
Capital expenditures	$92,516	$90,419	$105,603	$73,495	$51,126
Number of dealerships	148	153	159	159	154
Number of franchises	192	188	192	192	182
New vehicles sold	134,793	144,771	147,004	110,506	119,496
Used retail vehicles sold	64,181	66,067	64,917	49,151	52,003

(a)	Ratio of earnings to fixed charges is calculated as follows:

											Nine Months Ended
	Year Ended December 31,										September 30,
	2000		2001		2002		2003		2004		2004		2005
	(dollars in thousands)
Fixed charges:
Interest expense, other	$39,468		$33,261		$40,810		$41,480		$42,436		$31,277		$34,445
Capitalized interest	1,061		1,407		2,486		2,966		2,795		2,071		1,716
Rent expense (interest factor)	13,958		16,476		18,853		21,901		26,217		19,245		22,636

Total fixed charges	$54,487		$51,144		$62,149		$66,347		$71,448		$52,593		$58,797

Earnings:
Income from continuing operations before income taxes and cumulative effect of change in accounting principle	$108,229		$130,397		$172,564		$129,440		$150,461		$117,319		$123,200
Fixed charges	54,487		51,144		62,149		66,347		71,448		52,593		58,797
Capitalized interest	(1,061)		(1,407)		(2,486)		(2,966)		(2,795)		(2,071)		(1,716)

Total earnings	$161,655		$180,134		$232,227		$192,821		$219,114		$167,841		$180,281

Ratio of earnings to fixed charges	3.0	x	3.5	x	3.7	x	2.9	x	3.1	x	3.2	x	3.1	x

(b)	Gross profit margin is defined as gross profit divided by revenues.
(c)	Inventories include amounts classified as assets held for sale.
(d)	Notes payable – floor plan includes amounts classified as liabilities associated with assets held for sale.
(e)	Long-term debt includes current maturities of long-term debt. Long-term debt as of December 31, 2002 includes the payable to Sonic’s chairman of $5.5 million, which was repaid during the year ended December 31, 2003.

RISK FACTORS

The following is a brief description of certain risks related to this offering. We encourage you to carefully consider and evaluate all of the information set forth in this prospectus supplement, including the risk factors set forth below and incorporated by reference herein from our Current Report on Form 8-K dated November 3, 2005 and our other filings with the SEC.

Our significant indebtedness could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

As of September 30, 2005, after giving effect to the offering of the notes and the application of the estimated net proceeds of the offering, including the repayment of approximately $128.9 million under our revolving credit facility and the net payment of $17.1 million in connection with the convertible note hedge and warrant option transactions, our total outstanding indebtedness would have been approximately $1,560.3 million, including the following:

•	$131.8 million under a revolving credit facility;

•	$853.2 million under standardized secured inventory floor plan facilities, including $59.6 million classified as liabilities associated with assets held for sale;

•	$146.2 million in notes offered hereby representing $150.0 million in aggregate principal amount outstanding less unamortized discount of approximately $3.8 million;

•	$127.9 million in 5 1/4% convertible senior subordinated notes due 2009 representing $130.1 million in aggregate principal amount outstanding less unamortized discount of approximately $2.2 million;

•	$272.1 million in 8 5/8% senior subordinated notes due 2013 representing $275.0 million in aggregate principal amount outstanding less unamortized net discount of approximately $2.9 million; and

•	$29.1 million of other secured debt, representing $23.2 million in aggregate principal amount plus unamortized premium of approximately $5.9 million.

As of September 30, 2005, after giving effect to the offering of the notes and the application of the estimated net proceeds of the offering, we would have had approximately $357.8 million available for additional borrowings under the revolving credit facility, subject to compliance with applicable financial covenants. We also had approximately $100.0 million available under a construction/mortgage credit facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under the floor plan facilities. In addition, the indentures relating to our senior subordinated notes, convertible senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

The degree to which we are leveraged could have important consequences to the holders of our securities, including the following:

•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

•	a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

•	the indebtedness outstanding under our revolving credit facility and floor plan facilities are secured by a pledge of substantially all the assets of our dealerships; and

•	we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

The notes are subordinated to our senior indebtedness.

The payment of the principal of, premium, if any, and interest on the notes will be subordinated to the prior payment in full of all of our existing and future senior indebtedness. In the event of a liquidation, dissolution, reorganization or any similar proceeding, our assets will be available to pay obligations on the notes only after senior indebtedness has been paid in full. Therefore, there may not be sufficient assets to pay amounts due on all or any of the notes.

In addition, we may not:

•	pay principal of, premium, if any, interest on or any other amounts owing in respect of the notes; or

•	purchase, redeem or otherwise retire the notes, if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived, and the acceleration has been rescinded or the senior indebtedness has been repaid in full.

Moreover, under certain circumstances, if any non-payment default exists with respect to senior indebtedness, we may not make any payments on the notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See “Description of Notes—Subordination.”

The notes will be unsecured senior subordinated obligations and, as such, will be subordinated in right of payment with all of the other existing and future senior indebtedness incurred by us and pari passu in right of payment to all of the existing and future senior subordinated indebtedness incurred by us. As of September 30, 2005, after giving effect to the offering of the notes and application of the estimated net proceeds of the offering:

•	we would have had $432.3 million of debt which is senior, effectively senior or secured;

•	we would have had $853.2 million of secured floor plan indebtedness, including $59.6 million in liabilities associated with assets held for sale, which would be effectively senior to the notes since the notes will not be guaranteed by any of our subsidiaries; and

•	we would have had $130.1 million of debt ranking pari passu to the notes.

Our indebtedness is described in the footnotes to our audited financial statements contained in our Current Report on Form 8-K dated November 3, 2005, which is incorporated by reference into this prospectus supplement. The notes will not be secured by any of our, or our subsidiaries’, assets. Our floor plan indebtedness is secured by vehicle inventory and proceeds from the sale of that inventory. The indebtedness under our revolving facility is secured by:

•	our pledge of all the capital stock, membership interests and partnership interests of all of our dealership subsidiaries (to the extent that such a pledge is permitted by the applicable manufacturer);

•	guarantees by all of our subsidiaries that are, in turn, secured by a lien on all of the assets of these subsidiaries; and

•	a lien on all of our other assets, except for real estate owned by us or our subsidiaries.

In the event of a default on the notes or our bankruptcy, liquidation or reorganization, these assets will be available to satisfy the obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the notes. Therefore, there may not be sufficient assets to pay amounts due on all or any of the notes.

The notes are effectively subordinated to the obligations of our subsidiaries.

Our cash flow and ability to service the notes will depend, in large part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor. Most of our operating subsidiaries are primary obligors under our floor plan facilities. In addition, although our operating subsidiaries will not be providing guarantees in connection with the notes, they do guarantee our indebtedness under our revolving credit facility, other senior debt and our 8 5/8% Senior Subordinated Notes due 2013. See “Capitalization.” In addition, our subsidiaries have, and in the future may become parties to, financing arrangements that contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us. Our indenture does not restrict such provisions or prohibit us or our subsidiaries from incurring debt or other obligations, including senior indebtedness, under the indenture. As a result of the factors described herein, the notes are effectively subordinated to the obligations of our subsidiaries. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

We may experience significant fluctuations in our stock price, which may significantly affect the trading price of the notes.

Fluctuations in the trading price of our Class A common stock will affect the trading price of the notes. The stock market in general has from time to time experienced extreme price fluctuations. Often, these changes have been unrelated to the operating performance of the affected companies. Furthermore, quarter-to-quarter fluctuations in our results of operations caused by changes in customer demand or other factors may have a significant effect on the market price of our Class A common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors could cause the price of our Class A common stock, and therefore the price of the notes, to fluctuate substantially over short periods.

Shares eligible for future public sale after this offering could adversely affect our stock price.

The 29,932,286 shares of Class A common stock and 12,029,375 shares of Class B common stock (which are convertible into Class A common stock) owned beneficially by our stockholders at November 14, 2005 and the shares of Class A common stock underlying options granted by us under our stock option plans may be resold in the public market in the future. The shares of Class B common stock are subject to registration rights. In addition, such shares, as well as shares issued by us in acquisitions, can be sold freely under Rule 144 or Rule 145, subject to volume limitations for shares held by affiliates or shares held for less than two years. Shares issued in future acquisitions may also be subject to registration rights. In addition, shares underlying our options have generally been registered on Form S-8. No prediction can be made as to the effect that resale of such shares (or their ability for resale) will have on the market price for the Class A common stock prevailing from time to time. The resale of substantial amounts of Class A common stock, or the perception that such resales may occur, could materially and adversely affect prevailing market prices for the Class A common stock, and thus the notes. We have agreed not to issue and our executive officers, principal accounting officer, directors and certain stockholders have agreed not to resell any equity securities during the 90 day period (which may be extended under certain circumstances) beginning with the date of this prospectus supplement, subject to certain exceptions. See “Underwriting—No Sales of Similar Securities.”

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on the repurchase date, as required by the indenture governing the notes.

On November 30, 2010 or following a fundamental change as described under “Description of Notes—Repurchase of Notes by Sonic at the Option of the Holder” and “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change,” holders of notes may require us to repurchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase on the repurchase date or upon a fundamental change. In addition, restrictions in our debt agreements or other indebtedness may not allow us to repurchase the notes. Our failure to repurchase the notes when required will result in an event of default with respect to the notes.

We depend upon the operations of our subsidiaries.

Our ability to make interest and principal payments when due to holders of the notes depends upon the receipt of sufficient funds from our subsidiaries. The notes are our obligations. Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our cash flow and net income are generated by our subsidiaries.

We do not expect an active public trading market for the notes to develop after completion of the offering.

The notes are a new issue of securities with no established trading market. There can be no assurance as to the liquidity of any trading market or that an active public trading market will develop for the notes, the ability of holders of the notes to sell their notes, or the prices at which holders of the notes would be able to sell their notes. If markets were to exist, the notes could trade at prices higher or lower than their initial purchase prices depending on many factors. We do not intend to apply for listing of the notes on any securities exchange or for quotation on any automated dealer quotation system.

The convertible note hedge and warrant option transactions may affect the value of the notes and our Class A common stock.

In connection with the offering of the notes, we have entered into a convertible note hedge transaction with each of Bank of America N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. We have also entered into a warrant option transaction with each of Bank of America N.A. and JPMorgan Chase Bank, National Association. These transactions are expected to reduce the potential dilution upon conversion of the notes and, from our perspective, increase the effective conversion price of the notes. We intend to use approximately $17.1 million of the net proceeds of the offering to pay the net cost of these transactions. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we may use a portion of the net proceeds from the sale from the additional notes to enter into additional convertible bond hedge and warrant transactions. These transactions will be accounted for as an adjustment to our stockholders’ equity. In connection with hedging these transactions, Bank of America N.A. and JPMorgan Chase Bank, National Association or their respective affiliates:

•	entered into various derivative transactions with respect to our Class A common stock concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivatives and/or purchase or sell our Class A common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of notes).

Such activities could impact the price of our Class A common stock and the notes. See “Purchase of Convertible Note Hedge and Sale of Warrants.”

Bank of America N.A. and JPMorgan Chase Bank, National Association, or their respective affiliates are likely to modify their hedge positions from time to time prior to conversion, redemption or maturity of the notes by purchasing and selling shares of our Class A common stock, or other of our securities or instruments they may wish to use in connection with such hedging. In particular, to the extent we settle conversions in cash and shares of our Class A common stock as described under “Description of Notes—Conversion Rights—Payment upon Conversion,” such hedging modification may occur during any cash settlement averaging period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, Bank of America N.A. and JPMorgan Chase Bank, National Association, or their respective affiliates, expect to sell shares of our Class A common stock in secondary market transactions or unwind various derivative transactions with respect to our Class A common stock during the cash settlement averaging period, if any, for the converted notes.

In addition, if the convertible note hedge and warrant option transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, Bank of America N.A. and JPMorgan Chase Bank, National Association, or their respective affiliates, may unwind their hedge positions with respect to our Class A common stock, which could adversely affect the value of our Class A common stock and, as a result, the value of the notes. We have also agreed to indemnify each of them or any of their affiliates for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances. The effect, if any, of any of these transactions and activities on the market price of our Class A common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our Class A common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the notes.

The notes will be issued with original issue discount for United States federal income tax purposes.

The notes will be issued with original issue discount (“OID”) for United States federal income tax purposes. Regardless of your method of accounting, you will be required to include the OID on your notes in your gross income, as ordinary interest income, on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. See “Certain United States Tax Considerations”.

USE OF PROCEEDS

The net proceeds to Sonic from the sale of the notes, after deducting estimated offering expenses and the underwriters’ discounts, are estimated to be approximately $146.0 million, or $155.7 million if the underwriters exercise their overallotment option in full. We expect to apply the net proceeds from the offering of the notes to repay a portion of the amounts outstanding under our revolving credit facility, which may be reborrowed, and for general corporate purposes, which may include the repayment or reduction of other indebtedness, capital expenditures, working capital requirements and acquisitions.

We also intend to use approximately $17.1 million (or approximately $18.2 million if the underwriters exercise in full their option to purchase additional notes) of the net proceeds for the net cost of convertible note hedge and warrant transactions we expect to enter into with Bank of America N.A. and JPMorgan Chase Bank, National Association, relating to our Class A common stock.

The amounts outstanding under our revolving credit facility bear interest at 2.55% above the one-month LIBOR as quoted in the Wall Street Journal. As of September 30, 2005, there was approximately $260.6 million outstanding thereunder. Amounts borrowed under our revolving credit facility were used to finance prior acquisitions and for general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SAH.” The following table sets forth the high and low closing sales prices for Sonic’s Class A common stock for each calendar quarter during the periods indicated.

	Price Range of Class A Common Stock		Dividend Paid
	High	Low	Per Share
Fiscal year ended December 31, 2005
First Quarter	$24.27	$21.66	$0.12
Second Quarter	22.76	19.23	0.12
Third Quarter	24.37	21.36	0.12
Fourth Quarter (through November 17, 2005)	22.66	19.79	0.12

Fiscal year ended December 31, 2004
First Quarter	$25.45	$21.88	$0.10
Second Quarter	26.10	21.18	0.10
Third Quarter	22.35	18.40	0.12
Fourth Quarter	25.32	18.70	0.12

Fiscal year ended December 31, 2003
First Quarter	$16.69	$13.65	$—
Second Quarter	22.42	14.59	—
Third Quarter	28.65	21.85	0.10
Fourth Quarter	28.64	20.80	0.10

On November 17, 2005, the last reported sale price for our Class A common stock was $19.79 per share. As of November 14, 2005, we had 89 stockholders of record. We intend to pay dividends in the future based on available cash flows, covenant compliance and other factors. However, we cannot assure you that any dividend will be paid in the future.

CAPITALIZATION

The following table sets forth our capitalization on a historical basis as of September 30, 2005, and on a pro forma basis to give effect to the sale of the notes and the application of the estimated net proceeds therefrom, as described under “Use of Proceeds” in this prospectus supplement. This table should be read in conjunction with the unaudited Consolidated Financial Statements (including the notes thereto) incorporated by reference into this prospectus supplement.

	September 30, 2005
	Actual	Pro Forma
	(in thousands)
Long-term debt, including current maturities(1):
Revolving Credit Facility(2)	$260,625	$131,775
8 5/8% Senior Subordinated Notes due 2013(3)	272,126	272,126
Notes offered hereby	—	146,250	(4)
5¼% Convertible Senior Subordinated Notes due 2009(5)	127,898	127,898
Other notes payable(6)	29,085	29,085

Total long-term debt	689,734	707,134
Total stockholders’ equity(7)	830,853	813,753

Total capitalization	$1,520,587	$1,520,887

(1)	Excludes $853.2 million of short-term floor plan notes payable (classified both as notes payable—floor plan and amounts classified as liabilities associated with assets held for sale on our consolidated balance sheets).
(2)	As of September 30, 2005, we had approximately $229.0 million of availability under the revolving credit facility based on a borrowing base calculated on the basis of our receivables, inventory and equipment and a pledge of certain additional collateral by an affiliate of ours and subject to the satisfaction of conditions for future advances. On a pro forma basis, as of September 30, 2005, after giving effect to the offering of the notes and the application of the estimated net proceeds of the offering, we would have had approximately $357.8 million available for additional borrowings under the revolving credit facility, subject to compliance with applicable financial covenants. Proforma amount includes $17.1 million due to the anticipated net cost of the convertible note hedge and the written call option transactions (exclusive of additional anticipated net cost of the convertible note hedge and the written call option transactions upon exercise of an over-allotment option by underwriters). In addition, we had $100.0 million available under our construction/mortgage credit facility which we do not currently intend to draw upon.
(3)	Amount is net of unamortized discount of approximately $2.9 million.
(4)	Does not reflect the expenses of the offering. Excludes notes issuable upon exercise of over-allotment option by underwriters. Reflects discount to underwriters of $3.8 million.
(5)	Amount is net of unamortized discount of approximately $2.2 million.
(6)	Includes fair value of fixed to variable interest rate swaps of $2.4 million.
(7)	Includes Class A common stock, $.01 par value, 100,000,000 shares authorized, 40,427,960 shares issued and 29,842,596 shares outstanding; Class B common stock, $.01 par value, 30,000,000 shares authorized, 12,029,375 shares issued and outstanding; and preferred stock $.10 par value, 3,000,000 shares authorized, no shares issued and outstanding. The pro forma amount reflects an adjustment for the net reduction related to the purchase of the convertible note hedge and the sale of the warrant option.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANTS

Concurrently with the pricing of the offering of the notes, we have entered into a convertible note hedge transaction with respect to our Class A common stock (the “purchased call options”) with each of Bank of America N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. (collectively, the “dealers”). The purchased call options will cover, in the aggregate, subject to anti-dilution adjustments substantially similar to the conversion rate adjustments under the notes, approximately 6,212,775 shares of our Class A common stock. Concurrently with entering into the purchased call option transactions, we entered into warrant transactions whereby we will sell to the dealers warrants to acquire, subject to customary anti-dilution adjustments, approximately 6,523,414 shares of our Class A common stock (the “sold warrants”) in the aggregate. The terms of the purchased call options and sold warrants are summarized below. If the underwriters exercise their over-allotment option to purchase additional notes, we may enter into additional purchased call options in an amount equal to the number of shares initially issuable upon conversion of those additional notes and we may sell additional warrants in an amount proportionate to the number of warrants sold in the initial transaction.

The purchased call options and sold warrants are separate transactions entered into by us with each of the dealers, are not part of the terms of the notes and will not affect the terms of the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants.

We expect the convertible note hedge transaction to reduce the potential dilution of our Class A common stock upon conversion of the notes in the event that the market value per share of our Class A common stock at the time of exercise is greater than the strike price of the purchased call option, which corresponds to the initial conversion price of the notes and is subject to customary adjustments substantially similar to the conversion rate adjustments under the notes. This transaction will also have the effect of increasing the effective conversion price of the notes from our perspective.

Subject to certain exceptions, the purchased call options should result in our receipt of shares equal to our obligation to deliver shares, if any, pursuant to the terms of conversion of the notes. See “Description of Notes—Payment upon Conversion.” If the market value per share, as defined in the purchased call option transaction document, of our Class A common stock is above the strike price of the purchased call options over the exercise period and the holders of the notes exercise their option to convert, the purchased call options entitle us to receive from the dealers shares of our Class A common stock based on the excess of the then current market price of our Class A common stock over the strike price of the purchased call options subject to a cap, in certain circumstances. Additionally, if the market value per share, as defined in the warrant transaction document, of our Class A common stock exceeds the strike price of the sold warrants over the exercise period, we will owe the dealers net shares of our Class A common stock in an amount based on the excess of the then current market price of our Class A common stock over the strike price of the sold warrants.

If the market value per share, as defined in the warrant transaction document, of our Class A common stock at the maturity of the sold warrants exceeds the strike price of the sold warrants, the dilution mitigation under the purchased call options will be capped, which means that there would be dilution from conversion of the notes to the extent that the then market value per share of our Class A common stock exceeds the strike price of the warrants at the time of conversion.

For a discussion of hedging arrangements that the dealers have entered into and may enter into in the future in connection with these purchased call options and sold warrants, see “Underwriting” and “Risk Factors—The convertible note hedge and warrant option transactions may affect the value of the notes and our Class A common stock.”

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated as of May 7, 2002, as supplemented, between us and U.S. Bank National Association, as trustee. Each holder may request a copy of the indenture and the form of the notes from the trustee at the address provided herein.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the indenture and the form of the notes in their entirety because they, and not this description, define each holder’s rights as a holder of the notes.

As used in this “Description of Notes” section, references to “Sonic,” the “company,” “we,” “us” and “our” refer only to Sonic Automotive, Inc. and do not, unless expressly stated or the context otherwise requires, include its subsidiaries.

General

The notes will mature on November 30, 2015 unless earlier converted, redeemed or repurchased. Each holder has the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert its notes into cash and shares, if any, of our Class A common stock at an initial conversion rate of 41.4185 shares of Class A common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $24.14 per share of Class A common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of a holder’s notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our Class A common stock in respect of the remainder, if any, of our conversion obligation, as described below under “—Conversion Procedures—Payment Upon Conversion.” If we deliver shares of Class A common stock upon conversion of a note, a holder will receive cash in lieu of a fractional share as described below. A holder will not receive any cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below herein.

If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day. As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change.”

The notes will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes. The notes will be limited to $150,000,000 aggregate principal amount, or $160,000,000 aggregate principal amount if the underwriters’ option is fully exercised.

Subordination of the Notes

General

The payment of the principal of, premium, if any, and interest on, the notes will be subordinated, as set forth in the indenture, in right of payment, to the prior payment in full of all senior indebtedness. The notes will be senior subordinated indebtedness of the company ranking pari passu with all other existing and future senior subordinated indebtedness of the company and senior to all future subordinated indebtedness of the company. None of our subsidiaries will guarantee our obligations under the indenture. As a result, the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Payment Stoppages

Upon the occurrence and during the continuance of any default in the payment of any designated senior indebtedness beyond any applicable grace period and after the receipt by the trustee from a representative of holders of any designated senior indebtedness (collectively, a “senior representative”) of written notice of such default, no payment (other than amounts previously set aside with the trustee) or distribution of any assets of the company or any subsidiary of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption or other acquisition of or in respect of, the notes unless and until such default shall have been cured or waived or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full after which the company shall resume making any and all required payments in respect of the notes, including any missed payments.

Upon the occurrence and during the continuance of any non-payment default with respect to any designated senior indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a “non-payment default”) and after the receipt by the trustee and the company from a senior representative of written notice of such non-payment default, no payment (other than amounts previously set aside with the trustee) or distribution of any assets of the company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company or any subsidiary on account of the principal of, premium, if any, or interest on, the notes or on account of the purchase, redemption, conversion or other acquisition of, or in respect of, the notes for the period specified below (the “payment blockage period”). The payment blockage period shall commence upon the receipt of notice of the non-payment default by the trustee and the company from a senior representative and shall end on the earliest of:

(i)	the 179th day after such commencement;

(ii)	the date on which such non-payment default (and all other non-payment defaults as to which notice is given after such payment blockage period is initiated) is cured, waived or ceases to exist or on which such designated senior indebtedness is discharged or paid in full; or

(iii)	the date on which such payment blockage period (and all non-payment defaults as to which notice is given after such payment blockage period is initiated) shall have been terminated by written notice to the company or the trustee from the senior representative initiating such payment blockage period.

After the occurrence of any of the dates set forth in clauses (i), (ii) or (iii), we will promptly resume making any and all required payments in respect of the notes, including any missed payments. In no event will a payment blockage period extend beyond 179 days from the date of the receipt by the company and the trustee of the notice initiating such payment blockage period (such 179-day period referred to as the “initial period “). Any number of notices of non-payment defaults may be given during the initial period; provided that during any period of 365 consecutive days only one payment blockage period, during which payment of principal of, premium, if any, or interest on, the notes may not be made, may commence and the duration of such period may not exceed 179 days. No non-payment default with respect to designated senior indebtedness that existed or was continuing on the date of the commencement of any payment blockage period will be, or can be, made the basis for the commencement of a second payment blockage period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

If the company fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the indenture and would enable the holders of the notes to accelerate the maturity thereof. See “—Events of Default; Waiver and Notice.”

The indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the company or its assets, or liquidation, dissolution or other winding up of the company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the company, all senior indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of or in respect of the notes.

Liquidation/Insolvency

By reason of such subordination, in the event of liquidation or insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the notes. Funds which would be otherwise payable to the holders of the notes will be paid to the holders of such indebtedness to the extent necessary to pay such indebtedness in full and we may be unable to meet our obligations fully with respect to the notes.

Related Definitions

“Capital lease obligation” of any person means any obligation of such person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Commodity price protection agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value, which is dependent upon, fluctuations in commodity prices.

“Currency hedging agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Designated senior indebtedness” means (i) all senior indebtedness under our floor plan facilities, revolving facility or mortgage facility and (ii) any other senior indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such senior indebtedness or the agreement under which such senior indebtedness arises as “designated senior indebtedness” by the company.

“Fair market value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value shall be determined by the board of directors of the company acting in good faith and shall be evidenced by a resolution of the board of directors.

“Guaranteed debt” of any person means, without duplication, all indebtedness of any other person referred to in the definition of indebtedness guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement:

(i)	to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness,

(ii)	to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(iii)	to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(iv)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance, or

(v)	otherwise to assure a creditor against loss; provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Indebtedness” means, with respect to any person, without duplication,

(i)	all indebtedness of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(ii)	all obligations of such person evidenced by bonds, notes, or other similar instruments,

(iii)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(iv)	all obligations of such person under interest rate agreements, currency hedging agreements or commodity price protection agreements of such person,

(v)	all capital lease obligations of such person,

(vi)	all indebtedness referred to in clauses (i) through (v) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, upon or with respect to property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vii)	all guaranteed debt of such person,

(viii)	all redeemable capital stock issued by such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(ix)	preferred stock of any subsidiary of the company, and

(x)	any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (ix) above.

For purposes hereof, the “maximum fixed repurchase price” of any redeemable capital stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such redeemable capital stock as if such redeemable capital stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such redeemable capital stock, such fair market value to be determined in good faith by the board of directors of the issuer of such redeemable capital stock.

“Interest rate agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Outstanding notes” means the company’s outstanding (a) 8.625% Senior Subordinated Notes due 2013 and (b) 5.25% Convertible Senior Subordinated Notes due 2009.

“Pari passu indebtedness” means any indebtedness of the company that is pari passu in right of payment to the notes, including without limitation, the outstanding notes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Redeemable capital stock” means any capital stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise,

(1)	is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the principal of the notes,

(2)	is redeemable at the option of the holder thereof at any time prior to such final stated maturity (other than upon a change of control of the company in circumstances where the holders of the notes would have similar rights), or

(3)	is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.

“Senior indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the company (other than as otherwise provided in this definition), whether outstanding on the issue date or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Notwithstanding the foregoing, “senior indebtedness” shall (x) include our floor plan facilities, the revolving facility and the mortgage facility to the extent the company is a party to them and (y) not include

(i)	indebtedness evidenced by the outstanding notes;

(ii)	indebtedness that is subordinate or junior in right of payment to any indebtedness of the company;

(iii)	indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the company;

(iv)	indebtedness which is represented by redeemable capital stock;

(v)	any liability for foreign, federal, state, local or other taxes owed or owing by the company to the extent such liability constitutes Indebtedness;

(vi)	indebtedness of the company to a subsidiary or any other affiliate of the company or any of such affiliate’s subsidiaries;

(vii)	to the extent it might constitute indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the company, and amounts owed by the company for compensation to employees or services rendered to the company;

(viii)	that portion of any indebtedness which at the time of issuance is issued in violation of the indenture; and

(ix)	indebtedness evidenced by any guarantee of any subordinated indebtedness or pari passu indebtedness.

“Subordinated indebtedness” means indebtedness of the company subordinated in right of payment to the notes.

Interest

The notes will bear interest at a rate of 4.25% per year. Interest shall be payable semi-annually in arrears on May 31 and November 30 of each year, commencing May 31, 2006, which interest rate shall be increased by 0.50% for all periods beginning after November 30, 2010.

Interest on a note if any, will be paid to the person in whose name the note is registered at the close of business on the May 15 or November 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that accrued and unpaid interest, if any, payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is after a record date and on or prior to the related interest payment date, in which case interest shall be paid to the record holder on the record date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the date the notes are issued or from the most recent date to which interest has been paid or duly provided for.

Upon conversion of a note, a holder will not receive any cash payment of interest unless, as described below, such conversion occurs between a record date and the interest payment date to which that record date relates. If we deliver any shares of Class A common stock upon surrender of a note for conversion, we will not issue fractional shares of Class A common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the Class A common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and shares of Class A common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest to but excluding the conversion date.

As a result, accrued but unpaid interest up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our Class A common stock upon conversion, see “Certain U.S. Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such notes at the close of business on the record date will receive the interest, if any, payable on the notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and on or prior to the next interest payment date or (2) to the extent of any overdue interest, if any such interest exists at the time of conversion with respect to such note.

Optional Redemption by Sonic

No sinking fund is provided for the notes. Prior to November 30, 2010, the notes will not be redeemable at our option. On or after November 30, 2010, we may redeem the notes for cash in whole or in part at any time for a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to but excluding the redemption date.

If the redemption date occurs after a record date and on or prior to an interest payment date, accrued and unpaid interest shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those notes or portions of notes called for redemption.

Once we have called the notes for redemption, notes or portions of notes will be convertible by the holder until the close of business on the second business day prior to the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest on the notes when due and such failure to pay is continuing.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, a holder may convert each of its notes prior to the close of business on the business day immediately preceding stated maturity into cash and shares of our Class A common stock, if any, initially at a conversion rate of 41.4185 shares of Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.14 per share of Class A common stock based on the issue price per note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of its notes so long as the notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a note for conversion, we will deliver cash and shares of our Class A common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion.”

A holder may convert its notes in whole or in part only in the following circumstances, which are described in more detail below, and to the following extent:

•	subject to certain limitations, if the trading price for the notes falls below a specified threshold;

•	once we have called the notes for redemption;

•	upon the occurrence of specified corporate transactions; or

•	at any time on or after October 31, 2010.

We refer to each of these events as a “conversion triggering event.”

We will notify holders by press release once the notes have become convertible upon any of the foregoing circumstances.

If we call a holder’s notes for redemption, the holder may convert the notes only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If a holder has already delivered a repurchase election with respect to a note as described under either “—Repurchase of Notes by Sonic at Option of Holder” or “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change,” it may not surrender that note for conversion until it has withdrawn the repurchase election in accordance with the indenture.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

Conversion Upon Satisfaction of Trading Price Condition

Prior to October 31, 2010, a holder may surrender any of its notes for conversion during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) was less than 103% of the product of the last reported sale price of our Class A common stock and the conversion rate of the notes for such trading day, subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make a trading price determination.

The trustee will have no obligation to determine the trading price of the notes as described in this section unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 103% of the product of the last reported sale price of our Class A common stock and the conversion rate of the notes. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 103% of the product of the last reported sale price of our Class A common stock and the conversion rate of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 103% of the product of the last reported sale price of our Class A common stock and the conversion rate for such day, we shall so notify the holders of notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 103% of the product of the last reported sale price of our Class A common stock and the conversion rate.

“Trading day” means a day during which (i) trading in our Class A common stock generally occurs, (ii) there is no market disruption event and (iii) a last reported sale price for our Class A common stock (other than a last reported sale price as referred to in the last sentence of such definition) is provided on the New York Stock Exchange or, if our Class A common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock is then traded (the “exchange”).

The “last reported sale price” of our Class A common stock or the capital stock of any subsidiary on any day means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such day as reported for composite transactions by the principal United States national or regional securities exchange on which our Class A common stock or the capital stock of such subsidiary is traded or, if our Class A common stock or the capital stock of such subsidiary is not listed on a United States national or regional securities exchange, as reported by Nasdaq National Market. The last reported sale price will be determined without reference to after-hours or extended market trading. If our Class A common stock or the capital stock of such subsidiary is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant day, the “last reported sale price” will be the last quoted bid price for our Class A common stock or the capital stock of such subsidiary in the over-the-counter market on the relevant day as reported by the National Quotation Bureau or similar organization. If our Class A common stock or the capital stock of such subsidiary is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our Class A common stock or the capital stock of such subsidiary on the relevant day from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

“Market disruption event” means (i) a failure by the exchange to open for trading during its regular trading session or (ii) the occurrence or existence, at any time during the regular trading session (without regard to after hours or any other trading outside of the regular trading session hours), on any trading day for our Class A common stock, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, a holder may convert any of its notes at any time until the close of business on the second business day prior to the redemption date. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of Class A common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion.”

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to distribute to all holders of our Class A common stock:

•	certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our Class A common stock at less than the last reported sale price of a share of our Class A common stock on the trading day immediately preceding the announcement date of the distribution; or

•	assets (including cash), debt securities or rights, warrants or options to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our Class A common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion in respect of notes held by the holder. The “ex-dividend” date is the first date upon which a sale of the Class A common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock, regular way on the relevant exchange or in the relevant market for the common stock, to its buyer. Upon surrender by a holder of its notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “—Conversion Procedures—Payment upon Conversion.”

Certain Corporate Transactions

If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change” below,

•	a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change” below,

•	a “change of control” occurs pursuant to clause (4) of the definition thereof set forth under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change” below, or

•	a “change of control” occurs pursuant to clause (5) of the definition thereof set forth under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change” below,

in each case, regardless of whether a holder has the right to put the notes as described under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change,” then a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also constitutes a “change of control” which results in holders having a right to require us to repurchase their notes, until the fundamental change repurchase date). We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).

If a holder elects to convert its notes during the period specified above on or prior to November 30, 2010 with respect to a transaction occurring on or prior to such date and 10% or more of the consideration for our Class A common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate by the additional shares as described below under “—Conversion Procedures—Conversion Rate Adjustments—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity.

If a transaction described above occurs, a holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change.”

Conversion after October 31, 2010

On or after October 31, 2010, to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert the notes into cash and shares of our Class A common stock, if any, regardless of the foregoing circumstances.

Conversion Procedures

To convert a note, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If a holder’s interest is a beneficial interest in a global note, in order to convert a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent will initially be the trustee. The conversion agent will, on a holder’s behalf, convert the notes into cash and shares of common stock, if any. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of Class A common stock are to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of Class A common stock as set forth below under “—Conversion Procedures—Payment upon Conversion.”

Payment upon Conversion

In connection with any conversion, we will satisfy our obligation to convert the notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” consisting of:

1.	cash equal to the lesser of $1,000 and the conversion value (as defined below), and

2.	to the extent the conversion value exceeds $1,000, a number of shares equal to the sum of, for each day of the 25 trading day cash settlement averaging period, the greater of (i) zero and (ii) (A) 4% of the difference between (x) the applicable conversion rate on such date multiplied by the daily VWAP of the Class A common stock for such day and (y) $1,000, divided by (B) the daily VWAP of the Class A common stock for such day.

The “conversion value” means the product of (1) the applicable conversion rate and (2) the average of the daily VWAP prices of the Class A common stock for the 25 consecutive trading days during the cash settlement averaging period.

The “cash settlement averaging period” with respect to any note means the 25 consecutive trading-day period beginning on the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “—Optional Redemption by Sonic,” the “cash settlement averaging period” means the 25 consecutive trading-day period beginning on the first trading day following the applicable redemption date.

The “daily VWAP” for our Class A common stock means, for each of the 25 consecutive trading days during the cash settlement averaging period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page SAH <equity> [AQR] (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such trading day as our board of directors determines in good faith using a volume-weighted method).

For the purpose of determining “payment upon conversion,” “market disruption event” means (i) a failure by the Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our Class A common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our Class A common stock or in any options, contracts or future contracts relating to our Class A common stock.

We will not issue fractional shares of Class A common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price of our Class A common stock on the trading day immediately preceding the conversion date. Upon conversion of a note, a holder will not receive any cash payment of interest unless such conversion occurs between a record date and the interest payment date to which that record date relates. We will deliver the settlement amount on the third business day following the date the settlement amount is determined.

If a holder tenders notes for conversion and the conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our Class A common stock, the conversion value of each note will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Class A common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the cash settlement averaging period. Settlement of notes tendered for conversion after the effective date will be as set forth above.

Upon the occurrence of a conversion triggering event, our requirement to pay in cash a portion of the conversion value of any notes tendered for conversion may constitute an event of default under the agreements governing certain of our indebtedness, including our senior credit facility. See “Risk Factors—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on the repurchase date, as required by the indenture governing the notes.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we issue shares of our Class A common stock as a dividend or distribution on shares of our Class A common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR' =	CR0 x OS'
OS0

where,

CR0 = the conversion rate in effect immediately prior to such event;

CR' = the conversion rate in effect immediately after such event;

OS0 = the number of shares of our Class A common stock outstanding immediately prior to such event; and

OS' = the number of shares of our Class A common stock outstanding immediately after such event.

(2) If we issue to all or substantially all holders of our Class A common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our Class A common stock, at a price per share less than the last reported sale price of our Class A common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR'	= CR0 x OS0 + X
OS0 +Y

where,

CR0 = the conversion rate in effect immediately prior to such event;

CR' = the conversion rate in effect immediately after such event;

OS0 = the number of shares of our Class A common stock outstanding immediately prior to such event;

X = the total number of shares of our Class A common stock issuable pursuant to such rights; and

Y = the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our Class A common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for the issuance of such rights.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our Class A common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR' = CR0 x SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to such distribution;

CR' = the conversion rate in effect immediately after such distribution;

SP0 = the average of the last reported sale prices of our Class A common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR' = CR0 x FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to such distribution;

CR' = the conversion rate in effect immediately after such distribution;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our Class A common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If any cash dividend or distribution made to all or substantially all holders of our Class A common stock during any quarterly fiscal period is in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period (the “Current Dividend Rate”), does not equal $0.12 per share (appropriately adjusted from time to time for any share dividends on, or subdivisions of, our common stock) (the “Initial Dividend Rate”), the conversion rate will be adjusted based on the following formulas:

(a) if the Current Dividend Rate is greater than the Initial Dividend Rate, the conversion rate shall be increased based on the following formula

CR' = CR0 x SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

CR' = the conversion rate in effect immediately after the record date for such distribution;

SP0 = the last reported sale price of our Class A common stock on the trading day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

C = the amount in cash per share we distribute to holders of our Class A common stock in excess of $0.12 (appropriately adjusted from time to time for any share dividends on, or subdivision of, our Class A common stock).

(b) if the Current Dividend Rate is less than the Initial Dividend Rate, the conversion rate shall be decreased based on the following formula:

CR' = CR0 x SP0
SP0 + C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

CR' = the conversion rate in effect immediately after the record date for such distribution;

SP0 = the last reported sale price of our Class A common stock on the trading day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution); and

C = the amount in cash per share we distribute to holders of our Class A common stock that is below $0.12 (appropriately adjusted from time to time for any share dividends on, or subdivision of, our Class A common stock).

(5) If we, any of our subsidiaries or the Smith holders makes a payment in respect of a tender offer or exchange offer for our Class A common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR' = CR0 x AC + (SP' x OS')
OS0 x SP'

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR' = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our Class A common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS' = the number of shares of our Class A common stock outstanding immediately after the date such tender or exchange offer expires; and

SP' = the average of the last reported sale prices of our Class A common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

(6) If someone other than us or one of our subsidiaries or the Smith holders makes a payment in respect of a tender offer or exchange offer for our Class A common stock, in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, we will increase the conversion rate based on the following formula:

CR' = CR0 x FMV + (OS' x SP)
OS0 x SP

where,

CR0 = the conversion rate in effect on the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “offer expiration time”);

CR' = the conversion rate in effect immediately following the offer expiration time;

FMV = the fair market value (as determined by our board of directors) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange or offer) of all shares validly tendered or exchanged and not withdrawn as of the offer expiration time (the “accepted purchase shares”);

OS' = the number of shares of our Class A common stock outstanding (less any accepted purchase shares) as of the offer expiration time;

OS0 = the number of shares of our Class A common stock outstanding (including any accepted purchase shares) as of the offer expiration time; and

SP = the last reported sale price of our Class A common stock on the trading day next succeeding the offer expiration time.

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of our Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the last reported sale price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

If, however, the application of the formulas in the foregoing clauses (other than clause 4(b)) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

As used in this section, “ex-date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

The term “ Smith holders” means:

(i)	Mr. O. Bruton Smith and his guardians, conservators, committees, or attorneys-in-fact;

(ii)	lineal descendants of Mr. Smith (a “descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

(iii)	each “family controlled entity.”

The term “family controlled entity” means

(a)	any not-for-profit corporation if at least 80% of its board of directors is composed of Smith holders and/or descendants;

(b)	any other corporation if at least 80% of the value of its outstanding equity is owned directly or indirectly by one or more Smith holders;

(c)	any partnership if at least 80% of the value of the partnership interests are owned directly or indirectly by one or more Smith holders;

(d)	any limited liability or similar company if at least 80% of the value of the company is owned directly or indirectly by one or more Smith holders; and

(e)	any trusts created for the benefit of any of the persons listed in clauses (a) to (e) of this definition.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Class A common stock or any securities convertible into or exchangeable for shares of our Class A common stock or the right to purchase shares of our Class A common stock or such convertible or exchangeable securities.

In the event of

•	any reclassification of our Class A common stock; or

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding Class A common stock would be entitled to receive cash, securities or other property for their shares of Class A common stock, you will be entitled thereafter to convert your notes into cash (up to the aggregate principal amount thereof) and the same type (and in the same proportion) of consideration received by holders of our Class A common stock in these types of events, based on the conversion values of reference property in an amount equal to the applicable conversion rate, as described under “Payment upon Conversion” above.

For purposes of the foregoing, the type and amount of consideration that a holder of our Class A common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our Class A common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election. In the event holders of our Class A common stock would have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the notes as a single class shall be provided the opportunity to be able to elect as a single class from the same forms of consideration into which the notes shall be convertible from and after the effective date of such transaction.

We may, from time to time, to the extent permitted by applicable law and New York Stock Exchange listing requirements, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the notes, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Conversion Rate Adjustments.”

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Conversion Rate Adjustments.”

To the extent that we have a rights plan in effect upon conversion of the notes into the common stock underlying the notes, you will receive, in addition to the common stock underlying the notes, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class A common stock under any plan;

•	upon the issuance of any shares of our Class A common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control

General

If the effective date of certain corporate transactions as described under “—Conversion Rights—Conversion upon Specified Corporate Transactions—Certain Corporate Transactions” occurs on or prior to November 30, 2010 and 10% or more of the consideration for our Class A common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below. Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described below under “—Conversion After a Public Acquirer Change of Control,” the provisions described in that section will apply instead of the provisions described in this paragraph. We will notify holders, at least 20 days prior to the anticipated effective date of such corporate transaction and whether we elect to increase the conversion rate as described below or to modify the conversion obligation as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our Class A common stock in the corporate transaction. If holders of our Class A common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices (as defined under “—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition” above) of our Class A common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Procedures— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Procedures—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, effective date and number of additional shares per $1,000 principal amount of notes:

	Stock Price
Effective Date	$19.79	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00
November 23, 2005	9.1121	5.1329	3.2777	2.2681	1.6675	1.2807	1.0140	0.8194	0.6708	0.5535	0.4582	0.3792	0.3128
November 30, 2006	9.1121	5.0100	3.0544	2.0462	1.4789	1.1311	0.9088	0.7631	0.6564	0.5736	0.5070	0.4521	0.4059
November 30, 2007	9.1121	4.3503	2.4595	1.5634	1.0989	0.8322	0.6707	0.5707	0.4986	0.4425	0.3970	0.3589	0.3266
November 30, 2008	9.1121	3.6697	1.7953	1.0313	0.6938	0.5235	0.4310	0.3805	0.3452	0.3174	0.2944	0.2749	0.2579
November 30, 2009	9.1121	2.6331	0.8255	0.3369	0.2056	0.1575	0.1380	0.1361	0.1362	0.1363	0.1366	0.1368	0.1370
November 30, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The maximum amount of additional shares is 9.11 per $1,000 principal amount of notes, subject to adjustment in the same manner as in the conversion rate as set forth under “—Conversion Procedures— Conversion Rate Adjustments.”

Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 50.53 per $1,000 principal amount of notes subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Procedures—Conversion Rate Adjustments.”

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365/366-day year.

•	If the stock price is in excess of $80.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $19.79 per share (subject to adjustment), no additional shares will be added to the conversion rate.

The receipt of the additional shares may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.”

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, if a holder converts its notes in connection with a corporate transaction for which the conversion rate would be increased by a number of additional shares as described above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above and the settlement procedures described under “—Conversion Procedures— Payment upon Conversion”) into a number of shares of public acquirer common stock (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of such public acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such transaction, times

•	the average of the quotients obtained, for each trading day in the 20 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the “valuation period”), of:

(i)	the “acquisition value” (as defined below) of our Class A common stock on each such trading day in the valuation period, divided by

(ii)	the last reported sale price of the public acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of our Class A common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our Class A common stock in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash; and

•	for any public acquirer common stock, 100% of the last reported sale price of such common stock on such trading day; and

•	for any other securities, assets or property, 100% of the fair market value of such security, asset or property on such trading day, as determined by two independent nationally recognized investment banks selected by us for this purpose.

A “public acquirer change of control” means any event constituting a corporate transaction as described under “—Conversion Rights—Conversion Upon Specific Corporate Transactions—Certain Corporate Transactions” that would otherwise obligate us to increase the conversion rate as described above under “—General” and the acquirer, the person formed by or surviving the merger or consolidation or any entity that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s or person’s capital stock that are entitled to vote generally in the election of directors, has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change; provided that if there is more than one of such entity, the relevant entity will be such entity with the most direct beneficial ownership to such acquirer’s or person’s capital stock. We refer to such acquirer’s, person’s or other entity’s class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchange in connection with such transaction as the “public acquirer common stock.”

Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) at the adjusted conversion rate described above in this section “—Conversion After a Public Acquirer Change of Control,” but will not be entitled to the increased conversion rate described under “—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control—General” above. We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conversion upon Specified Corporate Transactions,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, a holder can also, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change.”

Repurchase of Notes by Sonic at Option of Holder

On November 30, 2010 (the “repurchase date”), any holder may require us to repurchase for cash any outstanding notes for which that holder has properly delivered and not withdrawn a written repurchase notice. The repurchase price will equal 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the purchase price.

In connection with any repurchase of notes, we will notify the holders of notes, not less than 20 business days prior to the repurchase date, of their repurchase right, the repurchase price, the repurchase date and the repurchase procedures. A holder may submit a repurchase notice to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. Any repurchase notice given by a holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holders’ notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the notice of repurchase must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder effecting book-entry transfer of the notes or delivering certificated notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of certificated notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all of the holder’s other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the notes or delivery of the notes. Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, through the terms of our then existing borrowing arrangements or otherwise. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

Repurchase of Notes by Sonic at Option of Holder upon a Fundamental Change

If a fundamental change, as defined below, occurs, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest if any, on the notes to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.

Within 15 days after the occurrence of a fundamental change, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its notes as described below. The fundamental change repurchase date specified by us will be 30 days after the date on which we give this notice.

The fundamental change repurchase notice given by a holder electing to require us to repurchase its notes shall be given so as to be received by the paying agent no later than the close of business on the fundamental change repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.

A “fundamental change” will be deemed to have occurred upon a change of control of Sonic or a termination of trading of our Class A common stock.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

1.

a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries, a Smith holder(s) or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our Class A common stock representing more than 50% of the voting power of our capital stock entitled to vote generally in the election of directors; or

2.	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

3.	our shareholders approve any plan or proposal for Sonic’s liquidation or dissolution; or

4.	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person; or

5.	the occurrence of any transaction which would be a “going private transaction” with respect to the Class A common stock under Rule 13e-3 of the Exchange Act, or any transaction which would cause the Class A common stock to be beneficially owned by 300 or fewer persons.

A “continuing director” means any member of our board of directors who:

(i)	was a member of our board of directors on the date of original issuance of the notes; or

(ii)	was nominated for election to our board of directors with the approval of, or whose election to our board of directors was ratified by, at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election.

The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a change of control describe in clauses (1) and (4) above if (1) the last reported sale price of our Class A common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the announcement thereof, equals or exceeds 105% of the conversion price per share of Class A common stock in effect on each of those trading days (this clause being referred to as the “105% exception”), or (2) more than 90% of the consideration (excluding cash payments for fractional shares or made in connection with the exercise of dissenters’ rights) in the transaction or transactions consists of shares of common stock traded or to be traded immediately following a change of control on a U.S. national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock (excluding cash payments for fractional shares).

A “termination of trading” will be deemed to have occurred if our Class A common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor quoted on the Nasdaq National Market.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent required at that time.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those notes will cease to be outstanding and interest, if any, on the notes will cease to accrue, whether or not the notes are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the notes or delivery of the notes.

The term “fundamental change” is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

Upon the occurrence of a fundamental change, the ability of the noteholders to have their notes repurchased by us may also constitute an event of default under the agreements governing certain of our indebtedness. See “Risk Factors—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change or on the repurchase date, as required by the indenture governing the notes.”

Any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting repurchase of the notes under certain circumstances or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes at a time when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted to repurchase the notes without potentially causing a default under this debt. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

The fundamental change purchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Consolidation, Merger or Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all our assets to another person, unless:

•	the resulting, surviving or transferee person (the “successor company”) and, if the conversion obligation relates to public acquirer common stock that is not issued by such successor company, such public acquirer, will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not us) and the public acquirer, as applicable, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of substantially all our assets that results in the sale, assignment, conveyance, transfer or other disposition of assets constituting or accounting for less than 95% of our consolidated assets, revenue or net income (loss), we will not be released from the obligation to pay the principal of and interest on the notes.

Events of Default; Notice and Waiver

The following will constitute defaults under the indenture, subject to any additional limitations and qualifications included in the indenture and the accompanying prospectus:

(1)        there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2)        there shall be a default in the payment of the principal of (or premium, if any, on) any note at its maturity (upon acceleration, conversion, optional or mandatory redemption if any, required repurchase or otherwise), whether or not prohibited by the subordination provisions of the indenture;

(3)        there shall be a default in our obligation to exchange the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right and such default continues for a period of ten calendar days;

(4)        (a)        there shall be a default in the performance, or breach, of any other covenant or agreement of the company under the indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (4)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (x) to the company by the trustee or (y) to the company and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

(b)        there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale or Conveyance”;

(c)        the company shall have failed to repurchase any notes required to be repurchased upon a fundamental change in accordance with the provisions described in “—Repurchase of Notes by Sonic at the Option of holder upon a Fundamental Change”;

(d)        the company shall have failed to provide notice of the occurrence of a fundamental change as required by the indenture; or

(e)        there shall be a default by the company in the performance of its obligations, including delivery of the settlement amount upon conversion of the notes, in accordance with the provisions described in “—Conversion Rights;”

(5)        one or more defaults, individually or in the aggregate, shall have occurred under any of the agreements, Indentures or instruments under which we or any of our subsidiaries then has outstanding Indebtedness in excess of $35 million in principal amount, individually or in the aggregate, and either (a) such default results from the failure to pay such indebtedness at its stated final maturity or (b) such default or defaults resulted in the acceleration of the maturity of such indebtedness, unless such failure is cured or waived or such acceleration is rescinded, stayed or annulled within 30 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us;

(6)        one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency for the payment of money in excess of $35 million, either individually or in the aggregate (exclusive of any portion of any such payment covered by insurance, if and to the extent the insurer has acknowledged in writing its liability therefor), shall be rendered against us or any significant subsidiary or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7)        any holder or holders of at least $35 million in aggregate principal amount of indebtedness of Sonic or any of our subsidiaries after a default under such indebtedness shall notify the trustee of the intended sale or disposition of any assets of the company or any subsidiary that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action, including by way of set-off, to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of Sonic or any of our subsidiaries, including funds on deposit or held pursuant to lock-box and other similar arrangements, unless such default is cured, rescinded or waived within 10 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the then outstanding notes has been received by the company, and which default (a) results from the failure to pay such indebtedness at its stated final maturity or (b) resulted in the acceleration of the maturity of such indebtedness;

(8)        there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the company or any significant subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order:

(i)	adjudging Sonic or any significant subsidiary bankrupt or insolvent;

(ii)	seeking reorganization, arrangement, adjustment or composition of or in respect of the company or any significant subsidiary under any applicable federal or state law;

(iii)	appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sonic or any significant subsidiary or of any substantial part of their respective properties; or

(iv)	ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(9)    (a)        we or any significant subsidiary commence a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b)        we or any significant subsidiary consent to the entry of a decree or order for relief in respect of the company or such significant subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c)        we or any significant subsidiary file a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d)        we or any significant subsidiary

(i)	consent to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the company or such significant subsidiary or of any substantial part of their respective properties,

(ii)	make an assignment for the benefit of creditors, or

(iii)	admit in writing its inability to pay its debts generally as they become due; or

(e)        we or any significant subsidiary take any corporate action in furtherance of any such actions in this paragraph (9).

“Significant subsidiary” means, at any particular time, any subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X promulgated under the Securities Act as in effect on the date of the indenture.

Result of Events of Default

If an event of default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing with respect to the indenture, the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable immediately, by a notice in writing to the company (and to the trustee if given by the holders of the notes). Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an event of default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, if any, to the date the notes become due and payable, without any declaration or other act on the part of the trustee or any holder. Thereupon, the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to the company and the trustee, may rescind and annul such declaration and its consequences if:

(a)        we have paid or deposited with the trustee a sum sufficient to pay

(i)	all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

(ii)	all overdue interest on all notes then outstanding,

(iii)	the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and

(iv)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes;

(b)        the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c)        all events of default, other than the non-payment of principal of, premium, if any, and interest on the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Waiver of Default by Holders

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any existing or past default under the indenture and its consequences, except a default (i) in the payment of the principal of, premium, if any, or interest on any note, which may only be waived with the consent of each holder of notes affected or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

Legal Rights of Holders

No holder of any of the notes has any right to institute any proceedings with respect to the notes, the Indenture or any remedy thereunder, unless

(1)	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the notes and the Indenture;

(2)	the trustee has failed to institute such proceeding within 15 days after receipt of such notice; and

(3)	the trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes.

Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

Notice to and Action of Trustees

The company is required to notify the trustee within five business days of the occurrence of any default. The company is required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any Default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of a default, except defaults in non-payment of principal or interest on the notes; however, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of the company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Legal Defeasance and Covenant Defeasance

The notes will not be subject to any defeasance provisions under the indenture.

Provision of Financial Statements

Whether or not the company is subject to Section 13(a) or 15(d) of the Exchange Act, if the company makes filings under the Exchange Act with the commission of annual reports, quarterly reports and other documents, the company will within 15 days of each filing, file with the trustee copies of the annual reports, quarterly reports and other documents which the company filed with the commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the company were subject to either of such Sections.

Amendment and Modification of the Indenture

The consent of the holders of a majority in aggregate principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity or payment date for interest on any note;

•	reduce or alter the manner of calculating the interest rate or extend the time for payment of interest on any note;

•	reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency of payment of the notes or interest on any note;

•	adversely affect the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion except as otherwise permitted by the indenture;

•	modify the redemption provisions in the indenture in a manner adverse to the holders of the notes;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.

We and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	add guarantees with respect to the notes or secure the notes;

•	remove guarantees as provided in the indenture;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct or supplement any inconsistency in the indenture;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes may only be issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or in a manner such that the uncertificated notes are described in Section 163 (f)(2)(B) of the Code;

•	conform, as necessary, the indenture and the form or terms of the notes, to the “Description of Notes” as set forth in this prospectus supplement;

•	provide for conversion rights of holders of notes if any reclassification or change of our Class A common stock or any merger, consolidation or sale of all or substantially all of our assets occurs;

•	change the conversion rate in accordance with the indenture; and

•	make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market prices of our Class A common stock, the amount of accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and using commercially reasonable standards, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

Notices

Except as otherwise described herein, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding notes (other than notes replaced pursuant to the Indenture) for cancellation or (ii) all outstanding notes have become due and payable and we irrevocably deposit with the trustee, the paying agent (if the paying agent is not us or any of our affiliates) or the conversion agent cash or, if expressly permitted by the terms of the notes or the indenture, Class A common stock sufficient to pay all amounts due and owing on all outstanding notes (other than notes replaced pursuant to the Indenture), and if in either case we pay all other sums payable hereunder by us, then the indenture shall, subject to proper payment to, and indemnification of, the trustee, cease to be of further effect. The trustee shall join in the execution of a document prepared by us acknowledging satisfaction and discharge of the Indenture on demand of Sonic accompanied by an officers’ certificate and opinion of counsel and at the cost and expense of Sonic.

Governing Law

The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Exchange and Transfer

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the designated corporate trust office of the trustee in The City of New York.

Payment and Paying Agent

We will maintain an office or agent in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and a holder may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any notes represented by the registered certificated securities referred to below by check mailed to a holder’s address as it appears in the note register, provided that if a holder has an aggregate principal amount of notes in excess of $2.0 million, it will be paid, at such holder’s written election, by wire transfer in immediately available funds.

Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

We are providing the following descriptions of the operations and procedures of DTC to the holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and each holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

•	Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entitles that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Notes represented by a global note will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); DTC has advised us that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a global note at the request of each DTC participant; or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

CERTAIN UNITED STATES TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a note and you acquire the note in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a hedge, straddle, conversion, constructive sale, wash sale or other integrated transaction;

•	certain United States expatriates;

•	financial institutions;

•	real estate investment trusts;

•	insurance companies;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	persons subject to the alternative minimum tax;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a note or Class A common stock received upon conversion of a note who or which is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (i) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest and Original Issue Discount

Stated interest on your notes will be taxed as ordinary interest income. In addition, subject to the discussion below:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time you receive the stated interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time the stated interest accrues.

The notes will be issued with original issue discount (“OID”). The stated interest rate on the notes will increase by 0.50% for all periods beginning after November 30, 2010 and, beginning on November 30, 2010, we may redeem the notes at any time at a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest up to but excluding the redemption date. Under Treasury Regulations relating to OID, the yield and maturity of a debt instrument that provides the issuer with an unconditional option, that, if exercised, requires payments to be made on the debt instrument under an alternative payment schedule, will be determined by presuming that the issuer will exercise the option in a manner that minimizes the yield on the debt instrument. Under these Treasury Regulations, if the issuer does not exercise the option, then solely for purposes of provisions of the Code relating to OID, the debt instrument is treated as retired and reissued for an amount equal to its adjusted issue price on the date the issuer does not exercise the option. Based on these Treasury Regulations, we intend to compute the yield and maturity of the notes by presuming that we will redeem the notes on November 30, 2010. Accordingly, we intend to compute OID on the notes using a maturity date of November 30, 2010 and treat the excess of the principal amount of the notes over the issue price of the notes as exceeding the statutory de minimis amount and thus as OID. Our treatment is not binding on the IRS. It is possible the IRS would successfully assert that the presumption that we will redeem the notes on November 30, 2010 should not apply and the notes should be treated as issued with OID equal to the difference between the stated redemption price at maturity of the notes (i.e., the sum of all payments required to be made on the notes, other than payments of stated interest at the rate of 4.25% per year) and the issue price of the notes.

Regardless of your method of accounting, you will be required to include the OID on your notes in your gross income, as ordinary interest income, on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. The amount of OID on your notes that you will be required to include in your gross income in a taxable year will equal the sum of the “daily portions” of OID, determined by allocating to each day of the taxable year during which you hold notes a pro rata portion of OID allocable to each accrual period in such taxable year. The amount of OID allocable to each accrual period generally will equal the product of (i) the “adjusted issue price” of your notes at the beginning of such accrual period and (ii) the “yield to maturity” of the notes (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), less the amount of any stated interest payments at the rate of 4.25% per year that are allocable to such accrual period. The “adjusted issue price” of your notes at the beginning of the first accrual period is simply the issue price. Thereafter, the “adjusted issue price” of your notes is the sum of the issue price plus the amount of OID previously includible in gross income, reduced by the amount of any payments previously made on your notes, other than payments of stated interest at the rate of 4.25% per year. The “yield to maturity” of the notes is the discount rate that causes the present value on the issue date of the payments provided for in the notes to equal the issue price of the notes. You should consult your own tax advisor concerning the computation and accrual of OID on your notes.

Conversion Rate Adjustments

The conversion rate of the notes may be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of your interest, however, generally will not be considered to result in a constructive distribution. Some of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to holders of our Class A common stock and adjustments described in “Description of Notes—Make Whole Amount and Adjustments for Conversion After a Public Acquirer Change of Control”, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you generally will be deemed to have received constructive distributions in amounts based upon the value of additional shares that would be received on conversion as a result of such adjustments. Any deemed distribution to you will be includible in your income in the same manner as an actual distribution received by you, as described under “United States Holders—Distributions on the Class A Common Stock” below. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances, the failure of the notes to provide for such an adjustment may result in a deemed distribution to holders of the Class A common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Sale or Other Disposition of Notes

Your tax basis in your notes generally will be their cost plus an amount equal to any OID previously included in your gross income. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes (other than a conversion of your notes pursuant to which we deliver a combination of cash and Class A common stock, discussed below under “—Conversion of the Notes”) equal to the difference, if any, between:

•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “—Interest and Original Issue Discount”); and

•	your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is scheduled to increase to 20% for dispositions occurring on or after January 1, 2009.

Conversion of the Notes

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under ‘‘Sale or Other Disposition of Notes’’). The tax treatment of your conversion of notes into a combination of cash and shares of Class A common stock is not entirely clear. If a combination of cash and shares of Class A common stock is received in exchange for your notes upon conversion, gain, but not loss, should be recognized equal to the excess of the fair market value of the shares of Class A common stock (treating a fractional share of Class A common stock as received for this purpose) and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (excluding cash received in lieu of a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share should be equal to the difference between the amount of cash you receive in respect of the fractional share and your tax basis in the fractional share (as described below). The aggregate tax basis of the shares of Class A common stock received upon a conversion (treating a fractional share as received for this purpose and excluding shares of Class A common stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the shares of Class A common stock were received) should equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of Class A common stock should include the period during which you held the notes except that the holding period of any shares of Class A common stock received with respect to accrued interest should commence on the day after the date of receipt. You should consult your tax advisors regarding the tax treatment of the receipt of a combination of cash and shares of Class A common stock in exchange for notes upon conversion.

If, as described in “Description of Notes—Conversion After a Public Acquirer Change of Control”, we elect to adjust the conversion rate and the related conversion obligation in connection with a public acquirer change of control, providing you with the right to convert your notes into shares of public acquirer common stock, you should consult your own tax advisor concerning the appropriate treatment of such adjustments and conversion.

If you convert your notes between a record date for an interest payment and the next interest payment date and, as a result, receive a cash payment of interest, as described in “Description of Notes—Interest”, you should consult your own tax advisor concerning the appropriate treatment of such payment.

Sale or Exchange of Class A Common Stock

In general, if you hold Class A common stock into which the notes have been converted, you will recognize gain or loss upon the sale or exchange of the Class A common stock measured by the difference between

•	the amount of cash and the fair market value of any property you receive, and

•	your adjusted tax basis in the Class A common stock.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or exchange your holding period for the Class A common stock exceeded one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is scheduled to increase to 20% for dispositions occurring on or after January 1, 2009.

Distributions on Class A Common Stock

Distributions on shares of our Class A common stock will constitute dividends and be taxed as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to those of you that are United States corporations will generally qualify for the dividends-received deduction. Dividends paid during taxable years beginning before January 1, 2009 to those of you that are certain non-corporate United States holders (including individuals) that satisfy certain holding period and other requirements will generally be subject to United States federal income tax at a reduced rate of 15% or lower. To the extent that you receive distributions on shares of Class A common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of Class A common stock. Any such distributions in excess of your adjusted tax basis in the shares of Class A common stock will generally be treated as capital gain.

Backup Withholding

In general, “backup withholding” at a rate of 28%, which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

•	to any payments made to you of principal of and interest (including OID) on your note or dividends on the shares of Class A common stock paid to you, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity or shares of Class A common stock, if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note or Class A common stock received upon conversion of a note who or which is neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Notes

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest (including OID) on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest (including OID):

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement, on Internal Revenue Service Form W-8BEN (or other applicable form), which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to partnerships and other pass-through entities and this certification requirement may also apply to beneficial owners of partnerships and other pass-through entities that hold notes.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including OID) made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Dividends

If we pay dividends (including constructive dividends and deemed dividends, see “—U.S. Holders—Conversion Rate Adjustments” and “—U.S. Holders—Distributions on Class A Common Stock”) on our Class A common stock, we will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. We intend to make any required withholding of U.S. federal income tax with respect to any constructive dividends received by non-U.S. holders of the notes from actual payments on the non-U.S. holders’ notes, and non-U.S. holders should consult their own tax advisors as to whether they can obtain a refund for all or a portion of any tax so withheld. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed Internal Revenue Service Form W-BEN (or other applicable form, in accordance with applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements may also apply to beneficial owners of partnerships and other pass-through entities that hold our Class A common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

United States Federal Income Tax

Notes

Except for the possible application of United States federal withholding tax (see “—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest (including OID) on your notes or on any proceeds of the sale or other disposition, including conversion, of your notes representing accrued interest, unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from United States federal income tax under an applicable income tax treaty (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above); or

•	the interest is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest in respect of your notes is effectively connected with the conduct of your trade or business, and, if required by an applicable income tax treaty, you maintain a United States “permanent establishment” to which the interest is attributable, you generally will be subject to United States federal income tax on the interest on a net income basis at the regular graduated rates and in the manner applicable to United States holders (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest (including OID) or gain on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

Gain on Disposition of Class A Common Stock or Notes

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our Class A common stock or notes (including, in the case of the notes, conversion) unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States holders (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who holds our Class A common stock or note as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (unless an applicable income tax treaty provides otherwise); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock or notes.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

United States Federal Estate Tax

Notes

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Class A Common Stock

Class A Common stock owned or treated as owned by an individual who is not a United States citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments on the notes or Class A common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in “—U.S. Holders” above). We or our paying agent may, however, be required to report to you and the Internal Revenue Service payments of interest (including OID) on the notes, payments of dividends with respect to the Class A common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes or Class A common stock may be subject to information reporting and backup withholding tax at a current rate of 28%, which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your notes or Class A common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes or Class A common stock though a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes or Class A common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an Internal Revenue Service Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the principal amount of the notes listed next to its name in the following table:

Underwriter	Principal Amount
Banc of America Securities LLC	$63,750,000
J.P.Morgan Securities Inc.	63,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	22,500,000

Total	$150,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The underwriters have advised us that they will initially offer the notes to the public at the price specified on the cover page of this prospectus supplement and to selected dealers at that price less a concession of not more than 0.5175% of the principal amount of the notes. After the initial public offering, the underwriters may change the public offering price, concession and the other selling terms.

Over-Allotment Option. We have granted the underwriters an over-allotment option to buy up to $10,000,000 of the notes at the same price per note as they are paying for the notes shown in the table above. The underwriters may exercise this option at any time within 13 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional notes from us in approximately the same proportion as it purchased the notes shown in the table above. If purchased, the additional notes will be sold by the underwriters on the same terms as those on which the other notes are sold.

Discount and Commissions. The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Paid by Us
	No Exercise	Full Exercise
Per Note	$6.25	$6.25

Total	$937,500	$1,000,000

We estimate the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $300,000.

Listing. The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our Class A common stock price, our performance and other factors.

Lock-up Agreements. We have agreed and our directors, executive officers, principal accounting officer and certain stockholders have agreed not to directly or indirectly, without the prior written consent of the underwriters, for a period of 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A common stock (including our Class B Common Stock), or file a registration statement under the Securities Act, as amended, with respect to the foregoing; or

•	enter into any swap or hedging arrangement or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our shares of Class A common stock or other securities, in cash or otherwise.

The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The foregoing restrictions do not apply to (i) notes to be sold to the underwriters pursuant to the purchase agreement, (ii) shares of Class A common stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, (iii) sales transactions described above if such transactions, including those involving all other persons subject to these restrictions, relate to no more than an aggregate of 300,000 shares of our Class A common stock; (iv) the entering into any written trading plan or agreement designed to comply with Rule 10b5-1(c)(1) promulgated pursuant to the Exchange Act to sell shares after the 90-day restricted period; (v) the pledge of up to 7.5 million shares of Class B common stock to secure indebtedness of Mr. O. Bruton Smith and/or Sonic Financial Corporation; (vi) shares of Class A common stock issued in connection with dealership acquisitions we make and (vii) the convertible note hedge and warrant option transactions into which we entered with Bank of America N.A. and JPMorgan Chase Bank, National Association.

Stabilization. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	purchase to cover positions created by short sales.

Stabilizing transactions consist of bids purchase made for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. Stabilizing transactions may include making short sales of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicated covering transactions involve purchase of our Class A common stock in the open market after the distribution has been completed in order to cover syndicated short positions.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

These activities may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result of these activities, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Qualified Independent Underwriter. Each of the underwriters is a member of the National Association of Securities Dealers, Inc. (“NASD”). Because we expect that more than 10% of the net proceeds of this offering will be paid to members or affiliates of members by reason of repayment of amounts due under the credit facility or as net costs of the convertible note hedge and warrant transactions, this offering is being conducted in accordance with NASD Conduct Rule 2710(h), which requires that the yield of a debt security be no lower than the yield recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to act as qualified independent underwriter with respect of this offering. The yield on the notes will be no lower than that recommended by Merrill Lynch.

Selling Restrictions. Each Underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers notes or has in its possession or distributes the prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the notes to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the notes that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no notes have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement, the accompanying prospectus, or any other materials related to the offering or information contained therein relating to the securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any notes acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

Each Underwriter acknowledges and agrees that:

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each Underwriter acknowledges and agrees that the offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, acknowledges and agrees that the notes may not and will not be offered, sold or delivered, nor may or will copies of the prospectus supplement and accompanying prospectus or any other documents relating to the notes or the prospectus supplement and accompanying prospectus be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”) or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998 (the “Italian Finance Law”) and CONSOB Regulation No. 11971 of May 14, 1999 (“Regulation No. 11971”).

Each Underwriter acknowledges and agrees that any offer, sale or delivery of the notes or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the notes or the prospectus supplement and accompanying prospectus in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Legislative Decree No. 58 of February 24, 1998, as amended, CONSOB Regulation No. 11522 of July 1, 1998, and any other applicable laws and regulations;

•	in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of notes by CONSOB or the Bank of Italy.

Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospectus Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, acknowledgments and agreements in the paragraph relating to the European Economic Area set forth above shall apply to Italy.

Indemnification. We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Online offering. A prospectus supplement with the accompanying prospectus in electric format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus supplement with the accompanying prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of the prospectus supplement or accompanying prospectus. The Representative may allocate a number of notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

Conflicts/Affiliates. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. Bank of America, N.A., JPMorgan Chase Bank, N.A. and Merrill Lynch Capital Corporation, all affiliates of the underwriters, are lenders under our current $550 million credit agreement and will receive approximately 18.2% of the amount of the credit agreement being repaid with the proceeds of this offering.

In connection with the offering of the notes, we have entered into a convertible note hedge transaction with each of Bank of America N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. We have also entered into a warrant transaction with each of Bank of America N.A. and JPMorgan Chase Bank, National Association. These transactions are expected to reduce the potential dilution upon conversion of the notes and, from our perspective, increase the effective conversion price of the notes. We intend to use $17.1 million of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we may use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible bond hedge and warrant transactions.

In connection with hedging these transactions, Bank of America N.A. and JPMorgan Chase Bank, National Association or their respective affiliates:

•	entered into various derivative transactions with respect to our Class A common stock concurrently with and shortly after the pricing of the notes; and

•	may enter into, or may unwind, various derivatives and/or purchase or sell our Class A common stock in secondary market transactions following the pricing of the notes (including during any cash settlement averaging period related to a conversion of notes).

These activities could impact the price of our Class A common stock and the notes.

LEGAL MATTERS

The legality of the notes being offered hereby will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Moore & Van Allen PLLC will rely on the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP as to matters involving New York law.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Sonic Automotive, Inc.’s Current Report on Form 8-K dated November 3, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-13395). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at l-800-SEC-0330. Copies may be obtained from the SEC upon payment of the prescribed fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC. The SEC’s web site is http://www.sec.gov. Information that we file with the SEC may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our website address is http://www.sonicautomotive.com. Information on our website is not part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus supplement. Except as otherwise noted, we incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of this offering:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (excluding Exhibit 99.1 to such report);

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (excluding Exhibit 99.1 to such report);

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (excluding Exhibit 99.1 to such report);

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 (excluding Exhibit 99.1 to such report);

(5)	Our Current Report on Form 8-K filed February 15, 2005;

(6)	Our Current Report on Form 8-K filed February 16, 2005;

(7)	Our Current Report on Form 8-K filed April 6, 2005;

(8)	Our Current Report on Form 8-K filed April 27, 2005;

(9)	Our Current Report on Form 8-K filed July 25, 2005;

(10)	Our Current Report on Form 8-K filed August 26, 2005;

(11)	Our Current Report on Form 8-K filed October 3, 2005;

(12)	Our Current Report on Form 8-K filed October 7, 2005;

(13)	Our Current Report on Form 8-K filed November 3, 2005*; and

(14)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

*	Although the information in this Current Report was furnished to the SEC under Item 2.02 and Item 9.01 of Form 8-K, we are incorporating this entire report by reference into this prospectus supplement.

We will provide upon request a free copy of any or all of the documents referred to or incorporated by reference into this prospectus supplement (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone to whom we provide this prospectus supplement. Written or telephone requests should be directed to Mr. J. Todd Atenhan, Director of Investor Relations, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, Telephone (888) 766-4218.

PROSPECTUS

SONIC AUTOMOTIVE, INC.

Debt Securities, Preferred Stock,

Class A Common Stock, Warrants to

Purchase Class A Common Stock,

Guarantees of Debt Securities

Through this prospectus, we may periodically offer and sell:

•	debt securities;

•	shares of preferred stock;

•	shares of Class A common stock;

•	warrants to purchase Class A common stock; and

•	guarantees by our subsidiaries of debt securities.

The aggregate offering price of all securities we issue under this prospectus may not exceed $300,000,000. We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. You should read this prospectus and any prospectus supplement carefully before you invest in any of these securities.

Our Class A common stock trades on the New York Stock Exchange under the symbol “SAH.” We expect to list any shares of our Class A common stock we sell under this prospectus on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement will disclose the exchange or market on which such securities will be listed or quoted. The last sale price of our Class A common stock on the New York Stock Exchange on August 14, 2002 was $19.30 per share. You are urged to obtain current market data.

Investing in our securities involves risks that are described under the heading “ Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 16, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Sonic.” Except as otherwise indicated, all references in this prospectus to the “Company,” “we,” “us,”, “our,” or “Sonic” mean Sonic Automotive, Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or (3) to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities.

You should base your decision to invest in our securities solely on information contained in this prospectus, related prospectus supplement and information incorporated by reference herein and therein.

No representation or warranty, express or implied, is made as to the accuracy or completeness of the information obtained from third party sources and set forth herein, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to past or future performance.

i

THE COMPANY

Sonic is one of the largest automotive retailers in the United States, as measured by total revenue. We operate dealerships and collision repair centers in several metropolitan areas of the Southeast, Southwest, Midwest and California. Sonic sells new and used cars, light trucks and replacement parts and provides vehicle maintenance, warranty, paint and repair services. We also arrange related extended warranty and financing and insurance for our automotive customers.

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “SAH.” Our principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28212, Telephone (704) 532-3320. We were incorporated in Delaware in 1997.

Recent Developments

Sonic adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142: Goodwill and Other Intangible Assets on January 1, 2002. This resulted in the elimination of approximately $22.1 million of annual goodwill amortization. The following table shows the adjusted effect on net income and net income per share for the years ended December 31, 1999, 2000 and 2001, as if the provisions of SFAS No. 142 eliminating goodwill amortization had been applied as of January 1, 1999.

	For the Year Ended December 31,
	1999	2000	2001
Reported net income	$44,649	$74,172	$79,329
Goodwill amortization, net of tax	6,253	12,035	14,007

Adjusted net income	$50,902	$86,207	$93,336

Basic net income per share:
Reported net income	$1.41	$1.74	$1.96
Goodwill amortization, net of tax	.19	.29	.34

Adjusted net income	$1.60	$2.03	$2.30

Diluted net income per share:
Reported net income	$1.27	$1.69	$1.91
Goodwill amortization, net of tax	.17	.28	.33

Adjusted net income	$1.44	$1.97	$2.24

In future filings with the Securities and Exchange Commission, the Company’s balance sheet will be retroactively restated to include “contracts in transit” within receivables, net, rather than included within cash and cash equivalents where such contracts in transit were classified through March 31, 2002. After this retroactive restatement, the Company’s reported amounts of cash and cash equivalents are expected to be nominal. This is due to the Company’s practice of applying all available cash amounts to pay down the outstanding balance under the Company’s revolving credit facility with Ford Motor Credit Company, Chrysler Financial Company, LLC and Toyota Motor Credit Corporation. While the Company is not required under the terms of the credit agreement to apply all available cash to pay down the revolving credit facility, the Company’s practice has been to apply cash in this fashion for the purpose of maximizing the Company’s return on these funds and minimizing interest expense.

Any reference to the term “contracts in transit” within the Company’s filings with the SEC refers to customer finance contracts representing loan agreements or lease agreements between the Company, as creditor, and the customer, as borrower, to acquire or lease a vehicle whereby a third-party finance source has given the Company initial, non-binding approval to assume the Company’s position as creditor. Funding and final approval from the finance source is provided upon the finance source’s review of the loan or lease agreement and related documentation executed by the customer at the dealership. These finance contracts are typically funded within ten days of the initial approval of the finance transaction given by the third party finance source. The finance source is not contractually obligated to make the loan or lease to the customer until it gives its final approval and funds the transaction, and until such final approval is given, the contracts in transit represent amounts due from the customer to the Company.

RISK FACTORS

The purchase of our securities involves risk. Before investing in our securities, you should consider carefully all of the information contained in, and incorporated by reference into, this prospectus including the risk factors identified below.

Risks Related to Our Indebtedness

Our significant indebtedness could materially adversely affect our financial health, limit our ability to finance future acquisitions and capital expenditures and prevent us from fulfilling our financial obligations.

As of June 30, 2002, our total outstanding indebtedness was approximately $1,390.6 million, including the following:

•	$239.0 million under a revolving credit facility;

•	$793.2 million under standardized secured inventory floor plan facilities;

•	$145.1 million in 5 1/4% convertible senior subordinated notes due 2009 representing approximately $149.5 million in aggregate principal amount less unamortized discount of approximately $4.4 million;

•	$195.9 million in 11% senior subordinated notes due 2008 representing $200.0 million in aggregate principal amount less unamortized discount of approximately $4.1 million; and

•	$17.4 million of other secured debt, including $11.8 million under a revolving real estate acquisition and new dealership construction line of credit and a related mortgage refinancing facility.

As of June 30, 2002, we had approximately $280.1 million available for additional borrowings under the revolving credit facility. We also had approximately $42.2 million available under the mortgage facility for real estate acquisitions and new dealership construction. We also have significant additional capacity under the floor plan facilities. In addition, the indentures relating to our senior subordinated notes, convertible senior subordinated notes and other debt instruments allow us to incur additional indebtedness, including secured indebtedness.

The degree to which we are leveraged could have important consequences to the holders of our securities, including the following:

•	our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

•	a substantial portion of our current cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increasing interest rates;

•	the indebtedness outstanding under our credit facilities is secured by a pledge of substantially all the assets of our dealerships; and

•	we may be substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

In addition, our debt agreements contain numerous covenants that limit our discretion with respect to business matters, including mergers or acquisitions, paying dividends, incurring additional debt, making capital expenditures or disposing of assets.

Your right to receive payments on debt securities issued under this registration statement may be junior to significant amounts of existing indebtedness.

We may issue senior debt securities or subordinated debt securities under this registration statement. Senior debt securities issued under this registration statement will be senior in right of payment to the prior payment in full of all unsecured and expressly subordinated indebtedness and equally with all of our unsecured indebtedness that is not expressly subordinated and is outstanding at the time any senior debt securities are sold. Senior debt securities issued under this registration statement will not be secured and, therefore, will be effectively subordinate in right of payment to all of our secured indebtedness that is not expressly subordinated and is outstanding at the time senior debt securities are sold under this registration statement, including borrowings under our revolving credit facility, floor plan facilities and mortgage facility. Our senior indebtedness will include all debt allowed under the indenture governing any debt securities issued under this registration statement, except for trade payables, tax obligations and any future debt that is expressly equal with, or subordinated in right of payment to, debt securities issued under this registration statement. The holders of our senior secured indebtedness, including borrowings under our revolving credit facility, floor plan facilities and mortgage facility, will be entitled to be paid in full before any payment may be made on any senior debt securities issued under this registration statement in any bankruptcy, liquidation, reorganization or similar proceeding. In the event of such a proceeding, holders of senior debt securities issued under this registration statement will participate with holders of other senior debt securities or other indebtedness that is not expressly subordinated to our senior indebtedness in the distribution of assets remaining after all of our senior debt has been paid in full.

Subordinated debt securities issued under this registration statement will be subordinated in right of payment to the prior payment in full of all senior indebtedness, including any senior secured indebtedness, senior debt securities issued under this registration statement and any other indebtedness that is not expressly subordinated to the subordinated debt securities issued under this registration statement. Subordinated debt securities issued under this registration statement will rank equally in right of payment with all of our unsecured and expressly subordinated indebtedness. The holders of our senior secured indebtedness, including borrowings under our revolving credit facility, floor plan facilities and mortgage facility, and senior debt securities, including those issued under this registration statement, will be entitled to be paid in full before any payment may be made on any subordinated debt securities issued under this registration statement in any bankruptcy, liquidation, reorganization or similar proceeding. In the event of such a proceeding, holders of any subordinated debt securities issued under this registration statement will participate with holders of our other subordinated debt securities and indebtedness that is expressly subordinated to our senior indebtedness in the distribution of assets remaining after all of our senior debt securities and senior indebtedness has been paid in full.

We may not have sufficient funds to pay all of our creditors, and holders of any debt securities issued under this registration statement may receive less, ratably, than the holders of senior debt or holders of trade payables. We may not pay principal of, or premium, if any, or interest on, any other amounts owing on any debt securities issued under this registration statement, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire any debt securities issued under this registration statement, if any senior indebtedness is not paid when due or any other default on senior indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms. However, those restrictions would be lifted if, in either case, the default is cured or waived, the acceleration is rescinded or the indebtedness is repaid in full.

In addition, all payments on debt securities issued under this registration statement will be blocked in the event of a payment default on senior debt and may be blocked for a period of time under the governing indenture in the event of a non-payment default, unless the default has been cured or waived, any acceleration of the indebtedness has been rescinded or the indebtedness has been repaid in full.

Further, the subsidiary guarantees of any debt securities may be junior to the subsidiary guarantors’ existing indebtedness and possibly to all of their future borrowings.

In the event of a default on debt securities issued under this registration statement, holders of those securities will not be entitled to repayment until all of our outstanding secured indebtedness is paid.

Debt securities issued under this registration statement may not be secured by any of our assets. The indebtedness under our revolving credit facility, floor plan facilities and mortgage facility is secured variously by (1) a pledge of all the equity we own in our subsidiaries and that our subsidiary holding companies own in the subsidiaries, excluding subsidiaries where the manufacturer does not permit such a pledge, (2) guarantees by all of our subsidiaries that are, in turn, secured by a lien on all of the assets of the subsidiaries, (3) a lien on substantially all of our other assets and (4) direct liens on the real estate and other assets of our subsidiaries that own or acquire real estate. In the event of a default on any debt securities issued under this registration statement or our bankruptcy, liquidation or reorganization, those assets will be available to satisfy the secured obligations prior to being available to repay any debt securities issued under this registration statement. Accordingly, there may not be sufficient funds or other assets remaining to pay amounts due on any debt securities issued under this registration statement. The indenture for any debt securities may permit us to incur, and the indentures for our outstanding senior subordinated notes and convertible senior subordinated notes does not prohibit us from incurring, additional indebtedness, which may also be secured.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require debt security holders to return payments received from guarantors.

Debt securities issued under this registration statement may be guaranteed by one or more of our subsidiaries. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary if, among other things, the subsidiary, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment made by that subsidiary pursuant to its guarantee could be voided and required to be returned to the subsidiary, or to a fund for the benefit of the creditors of the subsidiary.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

We can give you no assurance as to what standard a court would apply in making such a determination or that a court would agree with our conclusions that, if made, guarantees issued by our subsidiaries are valid and enforceable.

An acceleration of our obligation to repay all of our outstanding indebtedness would have a material adverse effect on our business, financial condition or results of operations.

Our revolving credit facility, floor plan facilities and the indenture governing our senior subordinated notes contain numerous financial and operating covenants. A breach of any of these covenants could result in a default under the applicable agreement or indenture. If a default were to occur, we may be unable to adequately finance our operations and the value of our common stock would be materially adversely affected. In addition, a default under one agreement or indenture could result in a default and acceleration of our repayment obligations under the other agreements or indentures, including the indenture governing our outstanding convertible senior subordinated notes, under the cross default provisions in those agreements or indentures. If a cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result of this risk, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in these agreements and indentures.

Our ability to repay debt securities and the market price of our Class A common stock could be adversely affected if we incur additional indebtedness, issue additional securities or take other actions.

The covenants of the indentures governing debt securities we may issue under this registration statement do not require us to achieve minimum financial results relating to our financial position or results of operations. In addition, these indentures do not restrict our ability to take certain actions that could adversely affect our investors such as:

•	incurring additional indebtedness;

•	issuing additional securities, including debt securities and shares of our Class A common stock;

•	effecting a change of control of Sonic;

•	acquiring additional dealerships or other businesses;

•	refinancing our existing indebtedness;

•	recapitalizing Sonic; or

•	entering into highly-leveraged transactions.

Our ability to engage in these transactions, and others like them, could have the effect of diminishing our ability to make payments on debt securities, repurchase debt issued pursuant to these indentures or adversely affect the market price of our Class A common stock.

Our ability to make interest and principal payments when due to holders of our debt securities depends upon the receipt of sufficient funds from our subsidiaries.

Substantially all of our consolidated assets are held by our subsidiaries and substantially all of our consolidated cash flow and net income are generated by our subsidiaries. Accordingly, our cash flow and ability to service debt depends to a substantial degree on the results of operations of subsidiaries and upon the ability of our subsidiaries to provide us with cash. We may receive cash from our subsidiaries in the form of dividends, loans or otherwise. We may use this cash to service our debt obligations or for working capital. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to distribute cash to us or to make funds available to service debt. In addition, the ability of our subsidiaries to pay dividends or make loans to us are subject to contractual limitations under the floor plan facilities, minimum net capital requirements under dealership agreements and laws of the state in which a subsidiary is organized and depend to a significant degree on the results of operations of our subsidiaries and other business considerations.

Risks Related to Our Relationships with Vehicle Manufacturers

Our operations may be adversely affected if one or more of our manufacturer franchise agreements is terminated or not renewed.

Each of our dealerships operates under a franchise agreement with the applicable automobile manufacturer or distributor. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer. As a result, we are significantly dependent on our relationships with these manufacturers.

Manufacturers exercise a great degree of control over the operations of our dealerships through the franchise agreements. The franchise agreements govern, among other things, our ability to purchase vehicles from the manufacturer and to sell vehicles to customers. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management. Manufacturers may also have a right of first refusal if we seek to sell dealerships.

Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of franchise agreements or renewals of these agreements or otherwise could also have a material adverse effect on our results of operations. We cannot assure you that any of our existing franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.

Our sales volume and profit margin on each sale may be materially and adversely affected if manufacturers discontinue or change their incentive programs.

Our dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales.

Manufacturers routinely modify their incentive programs in response to changing market conditions.

Some of the key incentive programs include:

•	customer rebates or below market financing on new vehicles;

•	dealer incentives on new vehicles;

•	warranties on new and used vehicles; and

•	sponsorship of used vehicle sales by authorized new vehicle dealers.

A reduction or discontinuation of a manufacturer’s incentive programs may materially adversely affect our profitability.

We depend on manufacturers to supply us with sufficient numbers of popular and profitable new models.

Manufacturers typically allocate their vehicles among dealerships based on the sales history of each dealership. Supplies of popular new vehicles may be limited by the applicable manufacturer’s production capabilities. Popular new vehicles that are in limited supply typically produce the highest profit margins. We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Our operating results may be materially adversely affected if we do not obtain a sufficient supply of these vehicles.

Adverse conditions affecting one or more key manufacturers may negatively impact our profitability.

Approximately 87.7% of our new vehicle revenue (based on new vehicle revenues for the three months ended June 30, 2002) is derived from the sale of new vehicles manufactured by Ford, Honda, Chrysler, General Motors, BMW, Toyota, Nissan and Lexus. Our success depends to a great extent on these manufacturers’:

•	financial condition;

•	marketing;

•	vehicle design;

•	publicity concerning a particular manufacturer or vehicle model;

•	production capabilities;

•	management; and

•	labor relations.

Adverse conditions affecting these and other important aspects of manufacturers’ operations and public relations may adversely affect our ability to sell their automobiles and, as a result, significantly and detrimentally affect our profitability.

Manufacturer stock ownership restrictions may impair our ability to maintain or renew franchise agreements or issue additional equity.

Some of our franchise agreements prohibit transfers of any ownership interests of a dealership and, in some cases, its parent. A number of manufacturers impose restrictions on the transferability of our Class A common stock and our ability to maintain franchises if a person acquires a significant percentage of the voting power of our common stock. Our existing franchise agreements could be terminated if a person or entity acquires a substantial ownership interest in us or acquires voting power above certain levels without the applicable manufacturer’s approval. Violations of these levels by an investor are generally outside of our control and may result in the termination or non-renewal of existing franchise agreements or impair our ability to negotiate new franchise agreements for dealerships we acquire. In addition, if we cannot obtain any requisite approvals on a timely basis, we may not be able to issue additional equity or otherwise raise capital on terms acceptable to us. These restrictions may also prevent or deter a prospective acquiror from acquiring control of us. This could adversely affect the market price of our Class A common stock.

The current holders of Sonic’s Class B common stock maintain voting control over Sonic. However, we are unable to prevent our stockholders from transferring shares of our common stock, including transfers by holders of the Class B common stock. If such transfer results in a change in control of Sonic, it could result in the termination or non-renewal of one or more of our existing franchise agreements, the triggering of provisions in our agreements with certain manufacturers requiring us to sell our dealerships franchised with such manufacturers, and/or a default under our credit arrangements.

Manufacturers’ restrictions on acquisitions could limit our future growth.

We are required to obtain the approval of the applicable manufacturer before we can acquire an additional dealership franchise of that manufacturer. In determining whether to approve an acquisition, manufacturers may consider many factors such as our financial condition and manufacturer-determined consumer satisfaction index, or “CSI” scores. Obtaining manufacturer approval of acquisitions also takes a significant amount of time, typically three to five months. We cannot assure you that manufacturers will approve future acquisitions or do so on a timely basis, which could impair the execution of our growth strategy.

Certain manufacturers also limit the number of its dealerships that we may own, our national market share of that manufacturer’s products or the number of dealerships we may own in a particular geographic area. In addition, under an applicable franchise agreement or under state law, a manufacturer may have a right of first refusal to acquire a dealership that we seek to acquire.

A manufacturer may condition approval of an acquisition on the implementation of material changes in our operations or extraordinary corporate transactions, facilities improvements or other capital expenditures. If we are unable or unwilling to comply with these conditions, we may be required to sell the assets of that manufacturer’s dealerships or terminate our franchise agreement.

Our failure to meet a manufacturer’s consumer satisfaction, financial and sales performance requirements may adversely affect our ability to acquire new dealerships and our profitability.

Many manufacturers attempt to measure customers’ satisfaction with their sales and warranty service experiences through systems generally known as “CSI” scores. The components of CSI vary from manufacturer to manufacturer and are modified periodically. Franchise agreements also may impose financial and sales performance standards. Under our agreements with certain manufacturers, a dealership’s CSI scores and financial performance may be considered a factor in evaluating applications for additional dealership acquisitions. From time to time, some of our dealerships have had difficulty meeting various manufacturers’ CSI requirements or performance standards. We cannot assure you that our dealerships will be able to comply with these requirements in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines our dealerships do not comply with its CSI requirements or performance standards, which could impair the execution of our growth strategy. In addition, we receive incentive payments from the manufacturers based, in part, on CSI scores, which could be materially adversely affected if our CSI scores decline.

Risks Related to Our Acquisition Strategy

Failure to effectively integrate acquired dealerships with our existing operations could adversely affect our future operating results.

Our future operating results depend on our ability to integrate the operations of recently acquired dealerships, as well as dealerships we acquire in the future, with our existing operations. In particular, we need to integrate our management information systems, procedures and organizational structures, which can be difficult. Our growth strategy has focused on the pursuit of strategic acquisitions that either expand or complement our business. We acquired 72 dealerships in 1999, 11 in 2000, 12 in 2001 and 27 to date in 2002.

We cannot assure you that we will effectively and profitably integrate the operations of these dealerships without substantial costs, delays or operational or financial problems, due to:

•	the difficulties of managing operations located in geographic areas where we have not previously operated;

•	the management time and attention required to integrate and manage newly acquired dealerships;

•	the difficulties of assimilating and retaining employees; and

•	the challenges of keeping customers.

These factors could have a material adverse effect on our financial condition and results of operations.

We may not adequately anticipate all of the demands that growth through acquisitions will impose.

The automobile retailing industry is considered a mature industry in which minimal growth is expected in total unit sales. Accordingly, our ability to generate higher revenue and earnings in future periods depends in large part on our ability to acquire additional dealerships, manage geographic expansion, control costs in our operations and consolidate both past and future dealership acquisitions into existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

•	incurring significantly higher capital expenditures and operating expenses;

•	failing to assimilate the operations and personnel of acquired dealerships;

•	entering new markets with which we are unfamiliar;

•	potential undiscovered liabilities and operational difficulties at acquired dealerships;

•	disrupting our ongoing business;

•	diverting our limited management resources;

•	failing to maintain uniform standards, controls and policies;

•	impairing relationships with employees, manufacturers and customers as a result of changes in management;

•	increased expenses for accounting and computer systems, as well as integration difficulties;

•	failure to obtain a manufacturer’s consent to the acquisition of one or more of its dealership franchises or renew the franchise agreement on terms acceptable to us; and

•	incorrectly valuing entities to be acquired.

We may not adequately anticipate all of the demands that growth will impose on our systems, procedures and structures.

We may not be able to capitalize on acquisition opportunities because our financial resources available for acquisitions are limited.

We intend to finance our acquisitions with cash generated from operations, through issuances of our stock or debt securities and through borrowings under credit arrangements. We may not be able to obtain additional financing by issuing stock or debt securities due to the market price of our Class A common stock, overall market conditions or the need for manufacturer consent to the issuance of equity securities. Using cash to complete acquisitions could substantially limit our operating or financial flexibility. If we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our overall growth strategy.

In addition, we are dependent to a significant extent on our ability to finance our new vehicle inventory with “floor plan financing.” Floor plan financing arrangements allow us to borrow money to buy a particular vehicle from the manufacturer and pay off the loan when we sell that particular vehicle. We must obtain new floor plan financing or obtain consents to assume existing floor plan financing in connection with our acquisition of dealerships.

Substantially all the assets of our dealerships are pledged to secure our floor plan indebtedness and the indebtedness under the revolving credit facility. In addition, substantially all the real property and assets of our subsidiaries that are constructing new dealerships are pledged under our mortgage facility with Ford Motor Credit. These pledges may impede our ability to borrow from other sources. Moreover, because Ford Motor Credit is associated with Ford Motor Company, any deterioration of our relationship with one could adversely affect our relationship with the other. The same is true of our relationships with Chrysler, GM and Toyota and the floor plan financing divisions of each of these manufacturers.

We may not be able to continue executing our acquisition strategy without the costs of future acquisitions escalating.

We have grown our business primarily through acquisitions. We may not be able to consummate any future acquisitions at acceptable prices and terms or identify suitable candidates. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing, pricing and nature of future acquisitions will depend upon various factors, including:

•	the availability of suitable acquisition candidates;

•	competition with other dealer groups for suitable acquisitions;

•	the negotiation of acceptable terms;

•	our financial capabilities;

•	our stock price; and

•	the availability of skilled employees to manage the acquired companies.

We may not be able to determine the actual financial condition of dealerships we acquire until after we complete the acquisition and take control of the dealerships.

The operating and financial condition of acquired businesses cannot be determined accurately until we assume control. Although we conduct what we believe to be a prudent level of investigation regarding the operating and financial condition of the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating condition of these businesses. Similarly, many of the dealerships we acquire, including our largest acquisitions, do not have financial statements audited or prepared in accordance with generally accepted accounting principles. We may not have an accurate understanding of the historical financial condition and performance of our acquired entities. Until we actually assume control of business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations.

Although O. Bruton Smith, our chairman and chief executive officer, has previously assisted us with obtaining acquisition financing, we cannot assure you that he will be willing or able to do so in the future.

Our obligations under the revolving credit facility are secured with a pledge of shares of common stock of Speedway Motorsports, Inc., which are beneficially owned by Sonic Financial Corporation, an entity controlled by Mr. Smith. Presently, the $600 million borrowing limit of the revolving credit facility is subject to a borrowing base calculation that is based, in part, on the value of the Speedway Motorsports, Inc. shares pledged by Sonic Financial. Consequently, a withdrawal of this pledge by Sonic Financial or a significant decrease in the value of Speedway Motorsports, Inc. common stock could reduce the amount we can currently borrow under the revolving credit facility.

Mr. Smith has also guaranteed additional indebtedness incurred to complete certain dealership acquisitions. Mr. Smith may not be willing or able to provide similar guarantees or credit support in the future. This could impair our ability to obtain acquisition financing on favorable terms.

Risks Related to the Automotive Retail Industry

Increasing competition in automotive retailers reduces our profit margins on vehicle sales and related businesses. Further, the use of the Internet in the car purchasing process could materially adversely affect us.

Automobile retailing is a highly competitive business. Our competitors include publicly and privately owned dealerships, some of which are larger and have greater financial and marketing resources than we do. Many of our competitors sell the same or similar makes of new and used vehicles that we offer in our markets at competitive prices. We do not have any cost advantage in purchasing new vehicles from manufacturers due to economies of scale or otherwise. In addition, the increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model used vehicles available in the market, which puts added pressure on new and used vehicle margins. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new vehicles. Our revenues and profitability could be materially adversely affected if manufacturers decide to enter the retail market directly.

Our financing and insurance (“F&I”) business and other related businesses, which have higher margins than sales of new and used vehicles, are subject to strong competition from various financial institutions and other third parties. This competition is increasing as these products are now being marketed and sold over the Internet.

The Internet has become a significant part of the sales process in our industry. Customers are using the Internet to compare pricing for cars and related F&I services, which may further reduce margins for new and used cars and profits for related F&I services. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, our business could be materially adversely affected. In addition, other franchise groups have aligned themselves with Internet car sellers or are investing heavily in the development of their own Internet capabilities, which could materially adversely affect our business.

Our franchise agreements do not grant us the exclusive right to sell a manufacturer’s product within a given geographic area. Our revenues or profitability could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate or if existing franchised dealers increase their market share in our markets.

As we seek to acquire dealerships in new markets, we may face increasingly significant competition as we strive to gain market share through acquisitions or otherwise. Our gross margins may decline over time as we expand into markets where we do not have a leading position.

Our business will be harmed if overall consumer demand suffers from a severe or sustained downturn.

Our business is heavily dependent on consumer demand and preferences. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income and credit availability. The economic outlook appears uncertain in the aftermath of the terrorist attacks in the U.S. on September 11, 2001, and the subsequent war on terrorism. Future recessions may have a material adverse effect on our retail business, particularly sales of new and used automobiles. In addition, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury and sport utility vehicle models (which typically provide high margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

The seasonality of our business magnifies the importance of second and third quarter operating results.

Our business is subject to seasonal variations in revenues. In our experience, demand for automobiles is generally lower during the first quarter of each year. We therefore receive a disproportionate amount of revenues generally in the second, third and fourth quarters and expect our revenues and operating results to be generally lower in the first quarter. Consequently, if conditions surface during the second, third and fourth quarters that impair vehicle sales, such as higher fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year could be disproportionately adversely affected.

General Risks Related to Investing in Our Securities

Concentration of voting power and anti-takeover provisions of our charter, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control of Sonic.

Sonic’s common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control Sonic. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have 10 votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stockholder or otherwise benefiting the Class B common stockholders constituting a:

•	“going private” transaction;

•	disposition of substantially all of our assets;

•	transfer resulting in a change in the nature of our business; or

•	merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

The holders of Class B common stock currently hold less than a majority of Sonic’s outstanding common stock, but a majority of Sonic’s voting power. This may prevent or discourage a change of control of Sonic even if the action was favored by holders of Class A common stock.

Sonic’s charter and bylaws make it more difficult for its stockholders to take corporate actions at stockholders’ meetings. In addition, options under our 1997 Stock Option Plan become immediately exercisable on a change in control. Delaware law also makes it difficult for stockholders who have recently acquired a large interest in a company to consummate a business combination transaction with the company against its directors’

wishes. Finally, restrictions imposed by our dealer agreements may impede or prevent any potential takeover bid. Generally, our franchise agreements allow the manufacturers the right to terminate the agreements upon a change of control of our company and impose restrictions upon the transferability of any significant percentage of our stock to any one person or entity who may be unqualified, as defined by the manufacturer, to own one of its dealerships. The inability of a person or entity to qualify with one or more of our manufacturers may prevent or seriously impede a potential takeover bid. In addition, provisions of our lending arrangements create an event of default on a change in control. These agreements, corporate governance documents and laws may have the effect of delaying or preventing a change in control or preventing stockholders from realizing a premium on the sale of their shares upon an acquisition of Sonic.

The outcome of legal and administrative proceedings we are or may become involved in could have an adverse effect on our business, results of operations and profitability.

In 2001, the Florida Attorney General’s Office issued subpoenas to two of our wholly-owned dealership subsidiaries located in Florida. The subpoenas requested, among other things, documentation from the dealerships regarding transactions with customers in the months of January 1999 and June 2000. In subsequent discussions, the Attorney General’s office informed each of these dealership subsidiaries that it was investigating allegations of fraud against customers by those dealerships in the sale of finance and insurance products. In April 2002, the Florida Department of Insurance informed the same two dealership subsidiaries that it had also initiated an investigation into allegations similar to those underlying the Attorney General’s investigation. Our two dealership subsidiaries are cooperating with this investigation. To date, there have been no formal charges or administrative proceedings filed against either dealership subsidiary by the Attorney General or the Department of Insurance. Additionally, five private civil actions have been filed against one of the dealership subsidiaries and one private civil action has been filed against the other dealership subsidiary stating allegations similar to those underlying the Attorney General’s investigation. Two of the private civil actions purport to represent a class of customers as potential plaintiffs, although no motion for class certification has been filed or granted.

We intend to vigorously defend ourselves and assert available defenses with respect to each of the foregoing matters, and do not believe that the ultimate resolution of these matters will have a material adverse affect on our business, results of operations, financial condition, cash flows or prospects. However, because the investigations by the Attorney General’s office and Department of Insurance are continuing and have not resulted in formal charges to date, and because the private civil actions are also in the early stages of litigation, we cannot assure you as to the outcomes of such proceedings.

In addition, we are involved, and expect to continue to be involved, in numerous other legal proceedings arising out of the conduct of our business, including litigation with customers, employment related lawsuits and actions brought by governmental authorities. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters, including the matters specifically discussed above, could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Our business may be adversely affected by unfavorable conditions in our local markets, even if those conditions are not prominent nationally.

Our performance is subject to local economic, competitive and other conditions prevailing in geographic areas where we operate. For example, our current results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and Northern California and, to a lesser extent, the Houston and Columbus markets. Sales in our Northern California market represented approximately 15% of our sales for the three months ended June 30, 2002. Sonic may not be able to expand geographically and any such expansion may not adequately insulate it from the adverse effects of local or regional economic conditions.

The loss of key personnel and limited management and personnel resources could adversely affect our operations and growth.

Our success depends to a significant degree upon the continued contributions of Sonic’s management team, particularly its senior management, and service and sales personnel. Additionally, manufacturer franchise agreements may require the prior approval of the applicable manufacturer before any change is made in franchise general managers. We do not have employment agreements with most of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on our results of operations.

In addition, as we expand we may need to hire additional managers. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on our results of operations. In addition, the lack of qualified management or employees employed by potential acquisition candidates may limit our ability to consummate future acquisitions.

Governmental regulation and environmental regulation compliance costs may adversely affect our profitability.

We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations, and wage-hour, anti-discrimination, and other employment practices laws and regulations. Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release, recycling and disposal of solid and hazardous materials and wastes and the cleanup of contaminated property or water. The violation of these laws and regulations can result in administrative, civil or criminal penalties against us or in a cease and desist order against our operations that are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional compliance costs.

Our past and present business operations are subject to environmental laws and regulations. We may be required by these laws to pay the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for disposal of the materials or if such disposal was legal at the time. Like many of our competitors, we have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to potentially material new or unforeseen environmental costs or liabilities because of our acquisitions.

Potential conflicts of interest between Sonic and its officers could adversely affect our future performance.

O. Bruton Smith serves as the chairman and chief executive officer of Speedway Motorsports, Inc., a publicly traded owner and operator of automobile racing facilities. Accordingly, Sonic competes with Speedway Motorsports, Inc. for the management time of Mr. Smith.

Sonic has in the past and will likely in the future enter into transactions with Mr. Smith, entities controlled by Mr. Smith or other affiliates of Sonic. We believe that all of our existing arrangements with affiliates are as favorable to us as if the arrangements were negotiated between unaffiliated parties, although the majority of such transactions have neither been independently verified in that regard nor are likely to be so verified in the future.

Potential conflicts of interest could arise in the future between Sonic and its officers or directors in the enforcement, amendment or termination of arrangements existing between them.

Cautionary Notice Regarding Forward-Looking Statements

This prospectus contains numerous “forward-looking statements” within the meaning of the Private Litigation Securities Reform Act of 1995. These forward looking statements address our future objectives, plans and goals, as well as our intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward looking statements include, but are not limited to:

•	future acquisitions;

•	industry trends;

•	general economic trends, including employment rates and consumer confidence levels;

•	vehicle sales rates and same store sales growth;

•	our financing plans; and

•	our business and growth strategies.

These forward-looking statements are based on our current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward looking statements. Factors which may cause actual results to differ materially from our projections include those risks described in this prospectus, as well as:

•	our ability to generate sufficient cash flows or obtain additional financing to support acquisitions, capital expenditures and general operating activities;

•	the reputation and financial condition of vehicle manufacturers whose brands we represent, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	our relationships with manufacturers which may affect our ability to complete additional acquisitions;

•	changes in laws and regulations governing the operation of automobile franchises, accounting standards, taxation requirements and environmental laws;

•	general economic conditions in the markets in which we operate, including fluctuations in interest rates, employment levels, and the level of consumer spending;

•	high competition in the automotive retailing industry which not only creates pricing pressures on the products and services we offer, but on businesses we seek to acquire; and

•	our ability to successfully integrate recent and potential future acquisitions.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the acquisition of additional automobile dealerships, additions to our working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges for the periods indicated:

	1997	1998	1999	2000	2001
Ratio of earnings to fixed charges	4.1	3.3	3.4	3.0	3.3

DESCRIPTION OF INDEBTEDNESS

The Revolving Facility

On June 20, 2001 we entered into a new revolving credit facility (the “Revolving Facility”) with Ford Motor Credit Company (“Ford Motor Credit”), Chrysler Financial, LLC (“Chrysler Financial”) and Toyota Motor Credit Corporation (“Toyota Credit”) with a borrowing limit of $600 million, subject to a borrowing base calculated on the basis of our receivables, inventory and equipment and the value of certain additional collateral pledged by an affiliate of Sonic. The borrowing base was approximately $519.1 million at June 30, 2002. The amounts outstanding under the Revolving Facility bear interest at 2.50% above LIBOR (LIBOR was 1.84% as of June 30, 2002) and will mature on October 31, 2004 (but may be extended for a number of additional one year terms to be negotiated with Ford Motor Credit, Chrysler Financial and Toyota Credit). The Revolving Facility includes an annual commitment fee equal to 0.25% of the unused portion of the facility. This fee was approximately $0.2 million in 2001. The total outstanding balance was approximately $239.0 million as of June 30, 2002.

We agreed under the Revolving Facility not to pledge any of our assets to any third party with the exception of currently encumbered assets of our dealership subsidiaries that are subject to previous pledges or liens. In addition, the Revolving Facility contains certain negative covenants, including covenants restricting or prohibiting the payment of dividends, capital expenditures and material dispositions of assets as well as other customary covenants and default provisions. Financial covenants include specified ratios of:

Covenant	Required	Actual
		(as of June 30, 2002)
Current ratio	>1.23	1.26
Fixed charges coverage	>1.41	1.73
Interest coverage	>2.00	3.88
Adjusted debt to EBITDA	<2.25	1.72

In addition, the loss of voting control over Sonic by O. Bruton Smith, chairman and chief executive officer, B. Scott Smith, president and chief operating officer, and their spouses or immediate family members or our failure, with certain exceptions, to own all the outstanding equity, membership or partnership interests in our dealership subsidiaries will constitute an event of default under the Revolving Facility. We were in compliance with all restrictive covenants as of June 30, 2002.

The Mortgage Facility

We currently have a revolving real estate acquisition and construction line of credit (the “Construction Loan”) and a related mortgage refinancing facility (the “Permanent Loan” and collectively with the Construction Loan, the “Mortgage Facility”) with Ford Motor Credit. Under the Construction Loan, our dealership development subsidiaries can borrow up to $50.0 million to finance land acquisition and dealership construction costs. Advances can be made under the Construction Loan until December 2003. All advances will mature on September 22, 2005, bear interest at 2.25% above LIBOR and are secured by Sonic’s guarantee and a lien on all of the borrowing subsidiaries’ real estate and other assets. Borrowings, net of repayments, under the Construction

Loan in the first six months of 2002 were approximately $0.7 million and were primarily used in construction of dealership facilities. The total outstanding balance under the Construction Loan as of June 30, 2002 was approximately $7.8 million.

Under the Permanent Loan, we can refinance up to $50.0 million in advances under the Construction Loan once the projects are completed and can finance real estate acquisition costs to the extent these costs were not previously financed under the Construction Loan. Advances can be made under the Permanent Loan until June 2005. All advances under the Permanent Loan mature on June 22, 2010, bear interest at 2.00% above LIBOR and are secured by the same collateral given under the Construction Loan. Payments on the Permanent Loan in the first six months of 2002 were approximately $0.7 million. The total outstanding balance as of June 30, 2002 was approximately $4.0 million.

The Mortgage Facility allows us to borrow up to $100 million in the aggregate under the Construction Loan and the Permanent Loan. The Mortgage Facility is not cross collateralized with the Revolving Facility; however, a default under the Construction Loan will cause a default under the Permanent Loan and vice versa and may result in a default under the indentures governing our senior subordinated notes and convertible senior subordinated notes. Among other customary covenants, the borrowing subsidiaries under the Mortgage Facility agreed not to incur any other liens on their property (except for existing encumbrances on property acquired) and not to transfer their property or more than 20% of their ownership interests to any third party. In addition, the loss of voting control by O. Bruton Smith, B. Scott Smith and their spouses or immediate family members, with certain exceptions, will result in an event of default under the Mortgage Facility. We were in compliance with all restrictive covenants as of June 30, 2002.

Convertible Senior Subordinated Notes

On May 7, 2002, we issued $149.5 million in aggregate principal outstanding of 5 ¼% convertible senior subordinated notes due 2009. The convertible notes are unsecured and mature on May 7, 2009. Interest will be paid in arrears on May 7 and November 7 beginning on November 7, 2002. These notes are convertible into shares of our Class A common stock at the option of the holder in any fiscal quarter commencing after June 30, 2002 if, as of the last day of the preceding fiscal quarter, the closing sale price of our Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 110% of the conversion price per share on the last day of the preceding quarter. If this condition is satisfied, then the notes will be convertible, at the option of the holder, at any time through maturity. The initial conversion price is $46.87, subject to adjustment for certain distributions on, or other changes in, our Class A common stock, if any, prior to the conversion date. In addition, on or before May 7, 2007, the notes are convertible at the option of the holder at any time after a 10 consecutive trading day period in which the average of the trading prices for the notes for that 10 consecutive trading day period was less than 103% of the average conversion value for the notes during that period. The conversion value of a note is equal to the product of the closing sale price for shares of our Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each $1,000 principal amount of notes is then convertible. Initially, each $1,000 principal amount of convertible notes is convertible into 21.3379 shares of our Class A common stock, which is subject to adjustment for certain distributions, or other changes in, our Class A common stock, if any, prior to the conversion date.

The convertible notes are subordinated to all of our existing and future senior indebtedness, including the revolving facility discussed above. The convertible notes are not guaranteed by any of our subsidiaries. We may redeem the convertible notes in whole or in part at any time after May 7, 2005 at the following redemption prices, which are expressed as percentages of the principal amount.

Period	Redemption Price
Beginning on May 7, 2005 and ending on May 6, 2006	103.00%
Beginning on May 7, 2006 and ending on May 6, 2007	102.25%
Beginning on May 7, 2007 and ending on May 6, 2008	101.50%
Beginning on May 7, 2008 and thereafter	100.75%

Senior Subordinated Notes

As of June 30, 2002, we had $200 million in aggregate principal outstanding of 11% senior subordinated notes due 2008. The senior subordinated notes are unsecured and mature on August 1, 2008. Interest is paid semi-annually on February 1 and August 1.

The senior subordinated notes are subordinated to all present and future senior indebtedness of Sonic, including the revolving credit facility discussed above. We may redeem the senior subordinated notes in whole or in part at any time after August 1, 2003 at the following redemption prices, which are expressed as percentages of the principal amount.

Period	Redemption Price
Beginning on August 1, 2003 and ending on July 31, 2004	105.500%
Beginning on August 1, 2004 and ending on July 31, 2005	103.667%
Beginning on August 1, 2005 and ending on July 31, 2006	101.833%
Beginning on August 1, 2006 and thereafter	100.000%

The indentures governing the senior subordinated notes contain certain specified restrictive and required financial covenants. We have agreed not to pledge our assets to any third party except under certain limited circumstances. We have also agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, capital stock, guaranties, asset sales, investments, cash dividends to shareholders, distributions and redemptions. We were in compliance with all restrictive covenants as of June 30, 2002.

Subsidiary Guarantees

Balances outstanding under our revolving credit facility and senior subordinated notes are guaranteed by all of our operating subsidiaries. These guarantees are full and unconditional and joint and several. The parent company has no independent assets or operations and subsidiaries that are not guarantors are minor.

Floor Plan Indebtedness

We currently have in place standardized secured floor plan facilities with either Ford Motor Credit, Chrysler Financial, Toyota Credit or General Motors Acceptance Corporation (“GMAC”) for each of our dealership subsidiaries. Each dealership subsidiary has its own agreement for its inventory financing needs. As of June 30, 2002, there was an aggregate of $793.2 million outstanding under these floor plan facilities. Amounts outstanding under the Ford Motor Credit facility bear interest at the prime rate, which was 4.75% on June 30, 2002, subject to certain incentives and other adjustments. Amounts outstanding under the Toyota Credit and Chrysler Financial floor plan facilities bear interest at 1.25% above LIBOR, which was 1.84% on June 30, 2002. Amounts outstanding under the GMAC floor plan facility bear interest at 1.75% above LIBOR, subject to certain incentives and other adjustments. The weighted average interest rate for our floor plan facilities was 6.53% for the year ended December 31, 2001 and 3.60% for the six months ended June 30, 2002. Our floor plan interest expenses are substantially offset by amounts received from manufacturers, in the form of floor plan assistance. In 2001, we received approximately $33.8 million in floor plan assistance, which resulted in an effective borrowing rate under our floor plan facilities of approximately 0.3% after netting these assistance payments against floor plan interest expense. In the six months ended June 30, 2002, we received approximately $18.6 million in floor plan assistance, which reduced the effective rate incurred on these facilities to 0%. Interest payments under each floor plan facility are due monthly, but we are not required to make principal repayments prior to the sale of the vehicles.

The notes underlying the floor plan facilities are due when the related vehicles are sold and are collaterialized by vehicle inventories and other assets, excluding franchise agreements, of the relevant dealership subsidiary. The floor plan facilities contain a number of covenants, including among others, covenants restricting us with respect to the creation of liens and changes in ownership, officers and key management personnel. We were in compliance with all covenants as of June 30, 2002.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

The Debt Securities will be either our senior debt securities issued under this registration statement (“Senior Debt Securities”) or our subordinated debt securities issued under this registration statement (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, our subsidiaries, if our subsidiaries are guarantors of the Debt Securities, and a U.S. banking institution (a “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We will describe the particular terms of any Debt Securities that we offer and the extent to which the general provisions below will apply to those Debt Securities in a prospectus supplement relating to those Debt Securities. The terms of the Debt Securities will include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended. The Debt Securities will be subject to all those terms, and we refer the holders of the Debt Securities to the Indenture and the Trust Indenture Act for a statement of those terms. Unless we indicate otherwise, capitalized terms have the meanings given in the applicable Indenture.

We have summarized certain material provisions of the notes and Indentures below. The forms of the notes and Indentures have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the notes and Indentures for provisions that may be important to you. In the summary below we have included references to Section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular Sections or defined terms of the Indentures, such Sections or defined terms are incorporated by reference herein or therein, as applicable.

General

The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Senior Debt Securities will be senior in right of payment in full of all unsecured and subordinated indebtedness and equally with all of our unsecured and subordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities. Senior Debt Securities will not be secured and, therefore, will be effectively subordinate in right of payment to all of our secured and unsubordinated indebtedness outstanding at the time Senior Debt Securities are sold as will be described in the prospectus supplement applicable to any Senior Debt Securities.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined) as described under “—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement, our subsidiaries (the “Guarantors”) will unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “—Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Guarantor.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following additional terms:

•	the title of the Debt Securities;

•	whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, subordinated terms relating thereto;

•	whether the Guarantors will provide Subsidiary Guarantees of the Debt Securities;

•	the aggregate principal amount of the Debt Securities or any limit thereon;

•	the dates on which the principal of the Debt Securities will be payable;

•	the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

•	the places where payments on the Debt Securities will be payable;

•	any terms upon which the Debt Securities may be redeemed at our option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•	the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•	if convertible into our Class A common stock or any of our other securities, the terms on which such Debt Securities are convertible;

•	whether the Debt Securities are secured and the terms of such security;

•	whether the Debt Securities are defeasible;

•	any addition to or change in the Events of Default;

•	any addition to or change in the covenants in the applicable Indenture; and

•	any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture and the supplemental indenture applicable to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture and supplemental indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any or certain Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Indebtedness applicable to the Subordinated Debt Securities of that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Indebtedness to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default on the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Defeasance and Covenant Defeasance.”

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Subsidiary Guarantees

If specified in the prospectus supplement, the Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Guarantors.

Subject to the limitations described below and in the prospectus supplement, the Guarantors will, jointly and severally, unconditionally guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the Debt Securities of a series (the “Guaranteed Obligations”). The Guarantors will also pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor.

In the case of Subordinated Debt Securities, a Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Indebtedness of such Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Indebtedness. No payment will be made by any Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

•	remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable Debt Securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph,

•	be binding upon each Guarantor, and

•	inure to the benefit of and be enforceable by the applicable Trustee, the holders and their successors, transferees and assigns.

In the event that a Guarantor ceases to be a Significant Subsidiary, whether as a result of a disposition of all of the assets or all of the capital stock of such Guarantor, by way of sale, merger, consolidation or otherwise, such Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any holder and no other person acquiring or owning the assets or capital stock of such Guarantor (if not otherwise a Significant Subsidiary) will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in such Guarantor’s ceasing to be a Significant Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indenture. In addition, the prospectus supplement may specify additional circumstances under which a Guarantor can be released from its Subsidiary Guarantee.

Redemption Rights; Sinking Funds

The Debt Securities issued under this registration statement may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, Debt Securities issued under this registration statement may be subject to repurchase by us at the option of the holders. We will describe any applicable redemption rights and sinking fund requirements in a prospectus supplement related to a series of Debt Securities being offered under this registration statement.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiple thereof. (Section 302)

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, begin satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the applicable Indenture or any Debt Security described herein, no Global Security may be exchanged or transferred in whole or in part for Debt Securities registered in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

•	the Depositary is unwilling or unable to continue as depositary;

•	an Event of Default has occurred and is continuing under the Debt Securities represented by the Global Security; or

•	as otherwise provided in a prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Section 305).

As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the applicable Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Guarantors, the Trustees or our agents or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agent

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the Senior Indenture (the “Senior Trustee”) in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Subordinated Trustee in the City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment thereof. (Section 1003)

Consolidation, Merger and Sale of Assets

We may consolidate with or merge into, or sell or lease substantially all of our properties to any person only if:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	any other conditions specified in the applicable prospectus supplement are met. (Section 801)

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

•	failure to pay principal or premium on any Debt Security of that series when due;

•	failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

•	failure to perform or comply with the provisions described under “ —Consolidation, Merger and Sale of Assets”;

•	failure to perform any of our other covenants in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series) for 60 days after being given written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Debt Securities of that series;

•	default under the terms of any instrument evidencing or securing any of our Debt or any Significant Subsidiary having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of all or any portion of such Debt (which acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) or constitutes the failure to pay all or any portion of the principal amount of such Debt when due;

•	the rendering of a final judgment or judgments against us or any Significant Subsidiary in an amount in excess of $20 million that remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

•	certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary Guarantor or any group of Significant Subsidiaries that together would constitute a Significant Subsidiary Guarantor; and

•	in the case of Debt Securities guaranteed by any Guarantor, the Subsidiary Guarantee of any Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Guarantor or any person acting on behalf of any Guarantor denies or disaffirms such Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture). (Section 501)

If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration. (Section 502)

Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless the Holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

The Holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture unless:

•	the Holder previously gave written notice to the Trustee of an Event of Default;

•	the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

•	the Trustee fails to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 15 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

Amendment and Waiver

Modifications and amendments of the Indentures may be made by us, the Guarantors and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

(2)	reduce the principal amount of, or any premium or interest on, any Debt Security,

(3)	reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof,

(4)	change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

(6)	in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities,

(7)	except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Guarantor,

(8)	reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

(9)	reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or

(10)	modify such provisions with respect to modification and waiver. (Section 902)

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513)

The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date, (A) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (B) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (C) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (A) or (B) above, of the amount described in such clause) . Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures, relating to defeasance and discharge of indebtedness (Section 1502) and to defeasance of certain restrictive covenants (Section 1503) applied to the Debt Securities of any series, or to any specified part of a series.

Defeasance and Discharge.    The Indentures provide that, upon our exercise of our option (if any) we will be discharged from all our obligations, and have the subordination provisions of any Subordinated Indenture (if any) cease to be effective, with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities.

Such defeasance or discharge may occur only if, among other things,

(1)	we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

(2)	no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

(3)	such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Significant Subsidiary is a party or by which we or any Significant Subsidiary is bound;

(4)	in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our Senior Indebtedness shall have occurred and be continuing and no other event of default with respect to any of our Senior Indebtedness shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5)	we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940. (Sections 1502 and 1504)

Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Defeasance of Certain Covenants.    The Indentures provide that, upon our exercise of our option (if any), we may omit to comply with specified restrictive covenants as described in an applicable prospectus supplement and the occurrence of specified Events of Default in “—Events of Default” and any Events of Default described in an applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments. (Sections 1503 and 1504). Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

We, the Guarantors, the Trustees and any agent of ours may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

DESCRIPTION OF CAPITAL STOCK

Sonic’s authorized capital stock consists of (a) 100,000,000 shares of Class A common stock, $.0l par value, (b) 30,000,000 shares of Class B common stock, $.0l par value and (c) 3,000,000 shares of preferred stock, $.l0 par value. As of August 12, 2002, Sonic had 30,202,719 outstanding shares of Class A common stock, 12,029,375 outstanding shares of Class B common stock and no outstanding shares of preferred stock.

We have summarized certain of the material provisions of our capital stock below. We urge you to read our Amended and Restated Certificate of Incorporation (which was filed as an exhibit to Sonic’s Registration Statement on Form S-l (File No. 333-33295)), Sonic’s amendment to its Amended and Restated Certificate of Incorporation (which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1999) and Sonic’s Certificate of Designations relating to the Class A convertible preferred stock (which was filed as an exhibit to Sonic’s Quarterly Report on Form l0-Q for the quarter ended March 31, 1998) for a detailed description of the provisions thereof summarized below.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any series, the designations, powers, preferences and rights of that series, and the qualifications, limitations and restrictions of that series, including:

•	the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•	the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, that adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of that series.

The prospectus supplement will describe the material terms of any series of preferred stock offered by it. The registration statement of which this prospectus forms a part will incorporate by reference the certificate of designation for any series of preferred stock as an exhibit.

We believe that the ability of our board of directors to issue one or more series of preferred stock from our undesignated preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Common Stock

Sonic’s Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.

Voting Rights; Conversion of Class B Common Stock to Class A Common Stock

The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to 10 votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware law. There is no cumulative voting with respect to the election of directors.

In the event any shares of Class B common stock held by a member of the Smith Group (as defined below) are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between our classes of common stock.

Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each Class entitled to one vote per share, with respect to any transaction proposed or approved by the board of directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

•	“going private” transaction;

•	sale or other disposition of all or substantially all of Sonic’s asset; or

•	sale or transfer that would cause the nature of Sonic’s business to be no longer primarily oriented toward automobile dealership operations and related activities, or merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

A “going private” transaction is defined as any “Rule l3e-3 Transaction,” as such term is defined in Rule l3e-3 promulgated under the Securities Exchange Act of 1934. An “affiliate” is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer, partner or is, directly or indirectly, the beneficial owner of 10% or more of any Class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

As used in this prospectus, the term the “Smith Group” consists of the following persons:

•	Mr. O Bruton Smith and his guardian, conservator, committee, or attorney-in-fact;

•	William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

•	each lineal descendant of Messrs. Smith and Egan (a “Descendant”) and their respective guardians, conservators, committees or attorneys-in-fact; and

•	each “Family Controlled Entity.”

The term “Family Controlled Entity” means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group.

Under Sonic’s charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic’s Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such Class so as to affect such Class adversely.

Dividends

Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic’s charter provides that if there is any dividend, subdivision, combination or reclassification of either Class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other Class of common stock must be made at the same time.

Other Rights

Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any Class of common stock are subject to a redemption or a sinking fund.

Delaware Law, Certain Charter and Bylaw Provisions

Certain provisions of Delaware Law and of Sonic’s charter and bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

Delaware Antitakeover Law.    Sonic is subject to the provisions of Delaware law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.

Classified Board of Directors.    Sonic’s bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for Sonic. Moreover, under Delaware law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of Sonic from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

Special Meetings of Stockholders.    Sonic’s bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic’s Board of Directors. Sonic’s bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Sonic’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. Our bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Conflict of Interest Procedures.    Sonic’s charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms’

length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic’s directors and a majority of Sonic’s independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

Limitation of Liability of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

Our certificate of incorporation limits the liability of our officers and directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability

•	for any breach of the officer’s or director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law, or

•	for any transaction from which the officer or director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited us and our stockholders.

Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, Sonic has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar of our common stock is Wachovia Bank, N.A.

DESCRIPTION OF WARRANTS

We may issue Class A common stock warrants for the purchase of our Class A common stock. Class A common stock warrants are referred to in this prospectus as “Warrants.” Warrants may be issued independently or together with any Class A common stock, preferred stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from the Class A common stock, preferred stock or Debt Securities.

Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the Warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of Warrants.

The following description summarizes the material terms of the Warrants. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you. The registration statement of which this prospectus forms a part will incorporate by reference the form of warrant agreement and warrant certificate as exhibits.

General

The prospectus supplement relating to a particular series of warrants will summarize the material provisions of the series of Warrants, including, where applicable, the following:

•	the title of the Warrants;

•	the offering price;

•	the currency or currency units in which the purchase price for offered Warrants may be payable;

•	the number of shares of Class A common stock purchasable upon the exercise of a Warrant;

•	the redemption or call provisions, if any, applicable to the Warrants:

•	the date on and after which the Warrants and the related shares of Class A common stock or preferred stock or the related Debt Securities will be separately transferable;

•	the price and currency or currency units at which the shares of Class A common stock, as the case may be, may be purchased upon exercise;

•	the date on which the right to exercise the Warrants begins and the date on which the right to exercise expires (the “expiration date”);

•	the minimum and maximum amount of Warrants that may be exercised at any one time;

•	the antidilution provisions of the Warrants, if any;

•	United States federal income tax consequences applicable to that Warrant;

•	whether the Warrants represented by the warrant certificates will be issued in registered or bearer form;

•	procedures for cashless exercise, if any, for the Warrants; and

•	any other terms of the Warrants, including terms, procedures and limitations relating to exchange and exercise of the Warrants.

Transfers and Exchange

Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of Class A common stock, as applicable, purchasable upon exercise. This means holders of Warrants will not have the right to receive payments of dividends, if any, on the Class A common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise

Each Warrant will entitle its holder to purchase the number of shares of Class A common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise Warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised Warrants will become void.

Holders will be able to exercise Warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the shares of Class A common stock issuable upon that exercise. If fewer than all of the Warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of Warrants.

CERTAIN MANUFACTURER RESTRICTIONS

Under agreements between Sonic and certain manufacturers, Sonic has agreed to provide the statement provided below:

No automobile manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer or distributor has been authorized to make any statements or representations in connection with the offering, and no automobile manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus or for the offering.

Under Sonic’s Dealer Agreement with General Motors (“GM”), Sonic has agreed, among other things, to disclose the following provisions:

Sonic will deliver to GM copies of all Schedules l3D and l3G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule l3D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

If Sonic, through its board of directors or through stockholder action, proposes or if any person, entity or group sends Sonic a Schedule l3D, or any amendments thereto, disclosing (a) an agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic, through its board of directors or through stockholder action, proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of a material amount of assets of Sonic and its subsidiaries; (iii) any change which, together with any changes made to the board of directors within the preceding year, would result in a change in control of the then current board of Sonic; or (iv) in the case of an entity that produces motor vehicles or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchiser, the acquisition by any person, entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group, through the Sonic board of directors or stockholder s action, to change the board of directors of Sonic, then, if such actions in GM’s business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM’s interests (and upon notice of GM’s reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such Schedule l3D or such amendment.

If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM’s dealership agreement with Sonic, or (b) provide evidence to GM that such person, entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.

Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM dealer agreement shall apply to any such transfer.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers, including existing stockholders in a rights offering.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in the prospectus supplement the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters may, from time to time, effect transactions that stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market, such stabilizing activities, if commenced, may be discontinued at any time.

By Agents

Securities may also be sold through agents. Unless indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

Direct Sales; Rights Offerings

Securities may also be sold directly. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights that may be issued to our security holders.

Delayed Delivery Arrangements

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

Underwriters, brokers, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act, and any discounts, concessions or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. Sonic cannot presently estimate the amount of such compensation.

Underwriters, brokers, dealers and agents may engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In order to comply with certain states’ securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

The validity of the securities issuable under this prospectus will be passed upon for Sonic by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Sonic Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at l-800-SEC-0330. Copies may be obtained from the Commission by paying the required fees. The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission. The Commission's web site is http://www.sec.gov. Information that we file with the Commission may also be read and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to documents we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until we decide to terminate this offering earlier.

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (excluding Exhibit 99.1 to such report)(File No. 001-13395);

(2)	Our Current Report on Form 8-K dated January 15, 2002 (File No. 001-13395);

(3)	Our Current Report on Form 8-K dated April 15, 2002 (File No. 001-13395);

(4)	Our Current Report on Form 8-K dated May 3, 2002 (File No. 001-13395);

(5)	Our Amendment to Current Report on Form 8-K dated May 6, 2002 (File No. 001-13395);

(6)	Our Amendment to Current Report on Form 8-K dated June 13, 2002 (File No. 001-13395);

(7)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (excluding Exhibit 99.1 to such report) (File No. 001-13395);

(8)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 (excluding Exhibit 99.1 to such report) ( File No. 001-13395); and

(9)	The description of our Class A common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act (File No. 001-13395).

We will provide upon request a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mr. Todd Atenhan, Director of Investor Relations, P.O. Box 18747, Charlotte, North Carolina 28218, Telephone (888) 766-4218.

This prospectus is a part of our Registration Statement on Form S-3 filed with the Commission. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Summaries of the material provisions of material contracts or other material documents that are required to be described in this prospectus or in any other filing to which we refer you are qualified in their entirety by reference to copies of these contracts or documents, which have been filed with the Commission. You should review the actual copy of these documents filed as an exhibit to the registration statement or such other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the Commission at any of the locations listed above.

$150,000,000

Sonic Automotive, Inc.

4.25% Convertible Senior Subordinated Notes due 2015

PROSPECTUS SUPPLEMENT

NOVEMBER 18, 2005

Banc of America Securities LLC

JPMorgan

Merrill Lynch & Co.